EXHIBIT 2.1
EXECUTION VERSION

STOCK PURCHASE AGREEMENT
BY AND BETWEEN
NETCO GOVERNMENT SERVICES, LLC
AND
HARRIS CORPORATION
RELATING TO THE PURCHASE OF ALL OF THE OUTSTANDING COMMON STOCK
AND PREFERRED STOCK OF
MULTIMAX INCORPORATED
May 31, 2007

i

LIST OF EXHIBITS
Exhibit A               Cerberus Guaranty
Exhibit B               Form of Mutual Release
LIST OF SCHEDULES
Seller Disclosure Schedule, dated May 31, 2007
Purchaser Disclosure Schedule, dated May 31, 2007

STOCK PURCHASE AGREEMENT
          This Stock Purchase Agreement (this “Agreement”), dated as of May 31, 2007, is made by and between Netco Government Services, LLC, a Minnesota limited liability company (“Seller”), and Harris Corporation, a Delaware corporation (“Purchaser”).
W I T N E S S E T H:
          WHEREAS, Seller is the record owner of all of the issued and outstanding capital stock of Multimax Incorporated, a Maryland corporation (the “Company”), which as of the date hereof consists of (i) common stock, no par value per share (the “Common Stock”), and (ii) Adjustable Rate Series A Cumulative Preferred Stock, no par value per share (the “Series A Preferred Shares,” and together with the Common Stock, the “Shares”);
          WHEREAS, Seller wishes to sell and Purchaser wishes to acquire all of the Shares, upon the terms and subject to the conditions set forth herein; and
          WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Purchaser to enter into this Agreement, Cerberus Partners, L.P. (the “Seller Guarantor”) is entering into a guaranty with Purchaser in the form attached hereto as Exhibit A (the “Cerberus Guaranty”);
          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Definitions. Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement:
          “2005 Company Audited Financial Statements” shall have the meaning set forth in Section 3.05(a).
          “2006 Company Audited Financial Statements” shall have the meaning set forth in Section 3.05(a).
          “Accounting Firm” shall mean Deloitte & Touche LLP or such other independent accounting firm mutually acceptable to Purchaser and Seller.
          “Action” shall mean any lawsuit, claim, suit, arbitration, action or judicial, administrative or legal proceeding or investigation.

          “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
          “Affiliate Transaction” shall have the meaning set forth in Section 3.18.
          “Affiliated Group” shall have the meaning set forth in Section 3.09(a).
          “Agreement” shall have the meaning set forth in the preamble.
          “Allocated Preferred Amount” shall have the meaning set forth in Section 2.02(e).
          “Balance Sheet Date” shall have the meaning set forth in Section 3.05(b).
          “Base Net Working Capital Ceiling” shall mean $54,000,000.
          “Base Net Working Capital Floor” shall mean $46,000,000.
          “Base Net Working Capital Statement” shall mean the unaudited working capital statement of the Company as of March 31, 2007, set forth in Section 2.06 of the Seller Disclosure Schedule, prepared in accordance with GAAP.
          “Base Purchase Price” shall have the meaning set forth in Section 2.02(a).
          “Benefit Arrangements” shall have the meaning set forth in Section 3.13(a).
          “Bid” means any offer, quotation, bid or proposal by the Company (or any joint venture to which the Company is a party) which, if accepted or awarded, would lead to a Contract with any Governmental Authority or any other entity, including a prime contractor or a subcontractor (at any tier) to any Governmental Authority, for the design, manufacture or sale of products or the provision of services by the Company.
          “Brokers” shall have the meaning set forth in Section 3.21.
          “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.
          “CACI Matter” means the case styled substantially as CACI, Inc. — Federal v. Mr. Robert Donovan et al., Case No. 06-1289 (VA: Circuit Court of Arlington County).
          “Cash” means cash and cash equivalents (including marketable securities and short-term investments), other than restricted cash balances.
          “Cerberus Guaranty” shall have the meaning set forth in the recitals.
          “Closing” shall have the meaning set forth in Section 2.03.
          “Closing Date” shall have the meaning set forth in Section 2.03.

          “Closing Net Working Capital” shall mean the Net Working Capital of the Company as of the Closing Date.
          “Closing Net Working Capital Statement” shall have the meaning set forth in Section 2.06(b).
          “Closing Petty Cash “ shall have the meaning set forth in Section 2.06(b).
          “Closing Petty Cash Statement” shall have the meaning set forth in Section 2.06(b).
          “Closing Statements” shall have the meaning set forth in Section 2.06(b).
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Common Stock” shall have the meaning set forth in the recitals.
          “Company” shall have the meaning set forth in the recitals.
          “Company Guarantees” means all guarantees, surety bonds, letters of credit, and similar credit assurances provided by the Company.
          “Company Indemnitees” shall have the meaning set forth in Section 10.03(a).
          “Computer Software” means any and all: (i) computer programs, including any and all operating system and applications software, implementation of algorithms and program interfaces, models and methodologies whether in source code or object code; (ii) databases and computations, including any and all data and collections of data; and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing.
          “Confidential Information” means any non-public information about the Company, other than information which is or becomes generally available to the public.
          “Confidentiality Agreement” shall have the meaning set forth in Section 5.01.
          “Contract” means, whether oral or written, any agreement, contract, lease, license, franchise, note, bond, mortgage, indenture, guarantee, purchase or sale order or other instrument or obligation, arrangement or commitment, including all amendments thereto.
          “Controlled Group” shall have the meaning set forth in Section 3.13(c).
          “Current Assets” shall mean the current assets of the Company, as determined in accordance with GAAP, applying consistent principles, practices, methodologies and policies as those set forth in the Base Net Working Capital Statement, excluding (i) Cash, (ii) any current Tax Assets or deferred Tax Assets and (iii) the receivable of the Company owed by Netco Communications Corporation and reflected on the Base Net Working Capital Statement by the line item “Miscellaneous due (to)/from” (such receivable, as increased or decreased from time to time, the “Miscellaneous Receivable”).

          “Current Liabilities” shall mean the current liabilities of the Company, as determined in accordance with GAAP, applying consistent principles, practices, methodologies and policies as those set forth in the Base Net Working Capital Statement, excluding (a) Indebtedness, (b) any current Tax liabilities or deferred Tax liabilities, (c) any liabilities under the NMCI Incentive Plan or the Management Incentive Plan that are payable or paid prior to, or concurrently with, the Closing, and (d) any accrued but unpaid dividends in respect of the Series A Preferred Shares.
          “Deductible” shall have the meaning set forth in Section 8.06(a).
          “DISA” shall have the meaning set forth in Section 3.04(c).
          “Documents” shall mean, collectively, each agreement, guaranty, instrument, document and certificate necessary for the consummation of the transactions contemplated by this Agreement.
          “Employees” shall have the meaning set forth in Section 10.02.
          “Encumbrance” shall mean any mortgage, lien (statutory or other), pledge, assignment, deed of trust, hypothecation, adverse claim, charge, option, right of first refusal, preemptive right, security interest, or other encumbrance of any kind or nature (other than in respect of the Shares, restrictions on transfer under the Securities Act or state securities law), or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement.
          “Environmental Claims” refers to any written complaint, summons, citation, notice, directive, Governmental Order, Action, claim, litigation, investigation, judicial or administrative proceeding or judgment from any Governmental Authority or any Person involving (1) violations of applicable Environmental Laws, (2) claims based upon common law related to Environmental, Health and Safety Matters, or (3) Releases of Hazardous Substances from (a) any assets, properties or businesses of the Company or predecessor in interest owned or operated by the Company at the time of Closing or at any time prior to Closing, (b) from or onto any facilities which received Hazardous Substances generated by the Company or any predecessor in interest or (c) from properties adjoining those of the Company or any predecessor in interest.
          “Environmental Laws” shall mean any and all Laws, orders and permits relating to the environment, preservation or reclamation of natural resources, or to the protection of human health, including Laws relating to noise levels, or to the management, Release or threatened Release of Hazardous Substances, including, to the extent applicable, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; and the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et. seq., and any similar supranational, federal, state, local or foreign Law, in each case, as in effect as of the date hereof.

          “Environmental, Health and Safety Matters” shall have the meaning set forth in Section 8.10.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Plans” shall have the meaning set forth in Section 3.13(a).
          “Estimated Closing Petty Cash” shall have the meaning set forth in Section 2.06(a).
          “Estimated Closing Petty Cash Statement” shall have the meaning set forth in Section 2.06(a).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Executory Government Contract” means a Government Contract that has not been closed by the applicable Governmental Authority, or by the prime contractor or subcontractor, as appropriate, and is actively being performed by the Company.
          “Final Closing Net Working Capital” shall mean the Closing Net Working Capital as finally determined in accordance with
Section 2.06(c).
          “Final Closing Petty Cash” shall mean the Closing Petty Cash as finally determined in accordance with Section 2.06(c).
          “Final Purchase Price” shall have the meaning set forth in Section 2.02(d).
          “Financial Statements” shall have the meaning set forth in Section 3.05(a).
          “GAAP” shall mean U.S. generally accepted accounting principles, applied on a consistent basis.
          “Governmental Authority” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether supranational, federal, state, local or foreign, or any agency, bureau, commission, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).
          “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter contract, or other similar arrangement of any kind between the Company or any Joint Venture to which the Company is a party, on the one hand and (i) a Governmental Authority, (ii) any prime contractor to a Governmental Authority in its capacity as a prime Contractor or (iii) any subcontractor (at any tier) with respect to any contract described in clause (i) or (ii), on the other hand. A task or delivery order issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

          “Governmental Order” shall mean any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.
          “Hazardous Substances” shall include (a) any element, compound or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste or biohazardous or infectious waste under applicable Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; (d) any substance containing 50 parts per million or more of polychlorinated biphenyls or asbestos that is friable or damaged; and (e) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
          “Indebtedness” shall mean indebtedness for borrowed money of the Company, including, without duplication, (a) all obligations for borrowed money of the Company evidenced by notes, bonds, debentures or other similar instruments, (b) all obligations of the Company under letters of credit, (c) guaranties of indebtedness for borrowed money, (d) any obligations of the Company for any deferred or unpaid purchase price of any property or services, (e) any obligations of the Company created or arising under any conditional sale or other title retention agreement with respect to any property acquired by the Company, (f) any obligations of the Company in respect of any interest rate hedge agreements and (g) any bank overdrafts. “Indebtedness” shall not include any obligations of the Company as lessee under any capitalized leases or synthetic leases entered into prior to the date hereof in respect of vehicles and/or equipment incurred pursuant to the Master Lease Agreement, effective February 27, 2006, as amended, between Gelco Corporation and the Company.
          “Indemnified Party” shall have the meaning set forth in Section 8.04.
          “Indemnifying Party” shall have the meaning set forth in Section 8.04.
          “Initial Purchase Price” shall have the meaning set forth in Section 2.02(a).
          “Intellectual Property” shall mean all foreign and domestic (i) trademarks, service marks, brand names, d/b/a’s, Internet domain names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (ii) all patents and patent applications and equivalents thereof (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including databases and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship (including without limitation Computer Software), copyrights therein and thereto, and registrations and applications therefor (collectively, “Copyrights”); and (v) all other intellectual property of any kind or nature now existing or hereafter arising, including without limitation (1) all renewals thereof; (2) all income, fees, royalties, damages and payments due or payable with respect thereto; (3) the right to sue for past, present and future infringements thereof; (4) all inventions and discoveries expressly described in any patent claims; (5) all rights to apply in any or all countries of the world for patents or other governmental grants of any type regarding any of the patents and the inventions and discoveries therein; and (6) all rights corresponding thereto throughout the world.
          “Intellectual Property Schedule” shall have the meaning set forth in Section 3.11.
          “Joint Venture” shall mean, with respect to the Company, any Person in which the Company, directly or indirectly, owns or holds the right to acquire an equity, economic or participating interest greater than twenty percent (20%).
          “Law” shall mean any constitution or law, statute, ordinance, rule, regulation, code, writ, injunction, judgment, order, award, resolution, edict, decree, rule of common or civil law or treaty of any Governmental Authority.
          “Leased Real Property” shall have the meaning set forth in Section 3.08(b).
          “Liability” shall mean any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, or due or to become due) and including all reasonable costs and expenses relating thereto.
          “Licensed-In Intellectual Property” shall mean Intellectual Property that the Company is licensed or otherwise permitted by other Persons to use.
          “Licensed-Out Intellectual Property” shall mean Intellectual Property that the Company has licensed or otherwise permitted other Persons to use.
          “Loss” or “Losses” shall mean any and all losses, liabilities (excluding contingent liabilities until they become an actual Loss), claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action that may lead to a Loss); provided, however, that Loss excludes (i) any loss or liability that has been accrued for or reserved against in accordance in the 2006 Company Audited Financial Statements (to the extent of such accrual or reserve), and (ii) except to the extent actually awarded to a third party, any punitive, special, incidental, exemplary, consequential or similar damages or any opportunity cost damages of any kind or the diminution in value or loss of anticipated or future business or profits.
          “Management Incentive Plan” shall mean the Company’s Management Incentive Compensation Program, a copy of which has been made available to Purchaser prior to the date hereof.
          “Material Adverse Effect” shall mean a material adverse effect on the assets, earnings, business, result of operations or financial condition of the Company; provided, however, that “Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Material Adverse

Effect: (a) events or conditions that generally affect the industry in which the Company participates except to the extent that they adversely affect the Company disproportionately compared to other participants in such industry; (b) general business or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) the conditions of any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) changes in U.S. generally accepted accounting principles, (f) changes in Law or other binding directives issued by any Governmental Authority; (g) acts or omissions of Seller or the Company carried out (or omitted to be carried out) with the prior written consent of Purchaser or at the written request or direction of Purchaser; (h) the announcement of, or the taking of any action contemplated by, this Agreement and the transactions contemplated hereby; or (i) to Purchaser’s Knowledge, any existing event, occurrence, or circumstance as of the date hereof to the extent the consequences of any such event, occurrence or circumstances on, or relating to, the Company are reasonably apparent (provided, that this sub-clause (i) applies to the term “Material Adverse Effect” solely as used in Section 6.01(b) of this Agreement).
          “Material Contract” shall have the meaning set forth in Section 3.14.
          “Material Customer” shall have the meaning set forth in Section 3.17.
          “Material Supplier” shall have the meaning set forth in Section 3.17.
          “Maximum Amount” shall have the meaning set forth in Section 10.03(b).
          “Mutual Release” shall have the meaning set forth in Section 2.04(a)(iv).
          “Net Working Capital” shall mean the Current Assets minus the Current Liabilities.
          “NMCI Incentive Plan” shall mean the Company’s Navy Management Incentive Compensation Plan, a copy of which has been made available to Purchaser prior to the date hereof.
          “Ordinary Course of Business” means the ordinary and usual course of business of the Company, consistent with past practice.
          “Pension Plans” shall mean, collectively, “employee pension benefit plans” within the meaning of Section 3(2) of ERISA.
          “Permits” shall mean, with respect to a Person, all consents, approvals, registrations, applications, qualifications, authorizations, certificates (including certificates of occupancy), filings, licenses, franchises, permits, zoning permits and orders of any Governmental Authority which are material or necessary to entitle such Person to own, lease, operate and use its assets and properties and to carry on and conduct its business as usually conducted.

          “Permitted Encumbrance” shall mean (a) Encumbrances set forth on Section 1.01(a) of the Seller Disclosure Schedule; (b) any lien for Taxes, assessments or other governmental charges not yet due and payable, or being contested in good faith by appropriate proceedings for which adequate reserves have been established in the Financial Statements; and (c) landlord’s, mechanic’s, materialman’s, supplier’s, vendor’s or similar statutory liens arising in the Ordinary Course of Business for amounts which are not delinquent and which would not, in the aggregate, have a Material Adverse Effect or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Financial Statements.
          “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
          “Post-Closing Tax Period” shall mean any taxable period (or portion thereof) that begins on or after the Closing Date.
          “Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.
          “Prime Rate” shall mean the rate of interest from time to time publicly announced by Citibank, N.A. in its New York City office as its prime or base rate, calculated on the basis of the actual number of days elapsed over 365.
          “Purchaser” shall have the meaning set forth in the preamble.
          “Purchaser Disclosure Schedule” shall mean a Schedule referencing the appropriate section or clause of this Agreement and delivered to Seller on or prior to the date hereof and identified as the Purchaser Disclosure Schedule.
          “Purchaser’s Knowledge” shall mean to the actual knowledge of the persons listed on Section 1.01(a) of the Purchaser Disclosure Schedule. Reference to the Purchaser having “Knowledge” of an event, occurrence or circumstance as of a specified date shall mean events, occurrence or circumstances actually known by any such persons as of such date.
          “Purchaser Indemnified Party” shall have the meaning set forth in Section 8.02(a).
          “Realty Leases” shall have the meaning set forth in Section 3.08(b).
          “Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata).
          “Requisite Purchaser Regulatory Approval” shall have the meaning set forth in Section 4.02(c).

          “Requisite Seller Regulatory Approvals” shall have the meaning set forth in Section 3.04(c).
          “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
          “Seller” shall have the meaning set forth in the preamble.
          “Seller Audited Financial Statements” shall have the meaning set forth in Section 3.05(a).
          “Seller Disclosure Schedule” shall mean a Schedule referencing the appropriate section or clause of this Agreement and delivered by Seller to Purchaser on or prior to the date hereof and identified as the Seller Disclosure Schedule.
          “Seller Guarantees” means all guarantees, surety bonds, letters of credit, and similar credit assurances provided by Seller or any of its Affiliates (other than the Company) on behalf of the Company.
          “Seller Indemnified Party” shall have the meaning set forth in Section 8.03(a).
          “Seller’s Knowledge” shall mean (a) the actual knowledge of the persons listed on Section 1.01(b) of the Seller Disclosure Schedule and (b) any matter that reasonably would be expected to be known by any person described in clause (a) had he or she (i) performed the customary duties of a person holding his or her title with the Company or Seller, as applicable, and (ii) conducted a reasonable inquiry. Knowledge may be established by direct or circumstantial evidence.
          “Seller’s Objection” shall have the meaning set forth in Section 2.06(c).
          “Series A Preferred Shares “ shall have the meaning set forth in the recitals.
          “Shares” shall have the meaning set forth in the recitals.
          “Straddle Period” shall have the meaning set forth in Section 8.02(c).
          “Subsidiary” shall mean, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture, stock company or other entity of which such Person (acting alone or with any other Subsidiary), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to 50% or more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture, stock company or other entity.
          “Tax Asset” means any net operating loss, net capital loss, Tax basis in any asset, investment Tax credit, or any other credit or Tax attribute which could reduce Taxes (including deductions and credits related to alternative minimum Taxes).
          “Tax Returns” shall have the meaning set forth in Section 3.09(a).

          “Taxes” shall mean any federal, state, local or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, occupation, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, estimated or other tax, custom duty, fee or other governmental charge of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.
          “Termination Date” shall have the meaning set forth in Section 7.03(b).
          “Third Party Claim” shall have the meaning set forth in Section 8.05(a).
          “Transfer Taxes” shall have the meaning set forth in Section 9.04.
          “Voting Company Debt” shall have the meaning set forth in Section 3.02(b).
          “Welfare Plans” shall mean, collectively, “employee welfare benefit plans” as such term is defined within the meaning of Section 3(1) of ERISA.
          All references to dollar amounts in this Agreement shall mean U.S. dollars unless otherwise indicated.
ARTICLE II
TERMS OF PURCHASE AND SALE
          Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser will purchase and acquire from Seller, the Shares.
          Section 2.02 Purchase Price.
               (a) The base price shall be Four Hundred Million Dollars ($400,000,000) (the “Base Purchase Price”, and as adjusted pursuant to Section 2.02(b), the “Initial Purchase Price”).
               (b) The Base Purchase Price shall be increased by the amount of Estimated Closing Petty Cash.
               (c) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser not less than three (3) Business Days prior to the Closing Date, an amount equal to the Initial Purchase Price.
               (d) The Initial Purchase Price shall be subject to further adjustment after the Closing as provided in Section 2.06, and as so adjusted shall be the “Final Purchase Price.”

               (e) Seller and Purchaser shall allocate the Final Purchase Price among the Shares as follows: (i) the amount of Final Purchase Price allocated to the Series A Preferred Shares shall be equal to the sum of (A) the face amount of the Series A Preferred Shares and (B) all accrued but unpaid dividends as of the Closing in respect thereof (such sum, the “Allocated Preferred Amount”); and (ii) the amount of the Final Purchase Price allocated to the Common Stock shall be equal to the Final Purchase Price less the Allocated Preferred Amount. All income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.
          Section 2.03 Closing Date. Unless another date, location or time is mutually agreed by Purchaser and Seller, and subject to a party’s right to earlier terminate this Agreement as set forth in Article VII hereof, the closing of the transactions contemplated hereby (“Closing”) shall take place at the offices of Schulte Roth & Zabel LLP located at 919 Third Avenue, New York, New York (or such other location mutually agreed to by the parties in writing) at 10:00 a.m. (Eastern time) on the third Business Day following the satisfaction, or to the extent permitted, the waiver, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to have occurred at 11:59:59 p.m. (Eastern time) on the Closing Date.
          Section 2.04 Deliveries at Closing.
               (a) At the Closing, Seller will deliver to Purchaser:
                    (i) certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank for transfer;
                    (ii) the various certificates, instruments, and documents referred to in Article VI;
                    (iii) to the extent requested by Purchaser at least three (3) Business Days prior to the Closing Date, the written resignation of each member of the board of directors of the Company;
                    (iv) a mutual release in the form annexed hereto as Exhibit B (the “Mutual Release”) duly executed by Seller and the Company;
                    (v) the certificate of incorporation (or equivalent organizational document) of Seller and the Company, certified as of a recent date by the Secretary of State of the applicable jurisdiction of incorporation;
                    (vi) a certificate of the Secretary of State of the applicable jurisdiction of incorporation as to the good standing or active status as of a recent date of Seller and the Company in such jurisdiction;
                    (vii) a certificate of an officer of Seller and the Company, given by such officer on behalf of Seller or the Company, as applicable, and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of Seller or the Company, as applicable, and as to resolutions of the board of directors (or equivalent governing body) of Seller and of its members duly authorizing the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby;
                    (viii) payoff letters or other evidence of payment in full of all Indebtedness; and
                    (ix) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
               (b) At the Closing, Purchaser will deliver to Seller:
                    (i) the Initial Purchase Price as specified in Section 2.02;
                    (ii) the various certificates, instruments, and documents referred to in Article VI;
                    (iii) the certificate of incorporation of Purchaser, certified as of a recent date by the Secretary of State of Delaware;
                    (iv) a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Purchaser in such jurisdiction;
                    (v) a certificate of an officer of Purchaser, given by such officer on behalf of Purchaser and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of Purchaser and as to resolutions of the board of directors (or equivalent governing body) of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby; and
                    (vi) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
          Section 2.05 Transfer of Shares. On the Closing Date, subject to payment and delivery of the Initial Purchase Price by Purchaser as provided elsewhere herein, Seller shall sell, convey, transfer, assign and deliver all right, title and interest in and to the Shares, free and clear of all Encumbrances, to Purchaser.
          Section 2.06 Net Working Capital Adjustment; Petty Cash Adjustment.
               (a) Estimated Closing Petty Cash. Not less than 3 Business Days prior to the Closing, Seller shall prepare and deliver to Purchaser a good faith estimated statement certified by the Chief Financial Officer of the amount of cash of the Company as of the Closing (the “Estimated Closing Petty Cash Statement”) and a calculation showing how such amount was calculated (the amount of cash set forth on such statement, “Estimated Closing Petty Cash”). The Estimated Closing Petty Cash Statement shall be prepared in accordance with GAAP (but without giving effect to the transactions contemplated hereby and the financing thereof) and, to the extent applicable, the same accounting principles, practices, methodologies and policies used in the preparation of the Base Net Working Capital Statement.
               (b) Closing Statements. Within 90 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller (i) a statement setting forth the Closing Net Working Capital (the “Closing Net Working Capital Statement”) and (ii) a statement setting forth the amount of cash of the Company as of the Closing (such statement, the “Closing Petty Cash Statement” and the amount of cash set forth on such statement, “Closing Petty Cash”), in each case, prepared in accordance with GAAP (but without giving effect to the transactions contemplated hereby and the financing thereof) and the same accounting principles, practices, methodologies and policies used in the preparation of the Base Net Working Capital Statement. The Closing Net Working Capital Statement and the Closing Petty Cash Statement are referred to herein as the “Closing Statements”.
               (c) Dispute. Within 30 days following receipt by Seller of the Closing Statements, Seller shall deliver, or cause to be delivered, a written notice to Purchaser of any dispute Seller has with respect to Purchaser’s computation of Closing Net Working Capital and/or Closing Petty Cash (the “Seller’s Objection”). In the event of such notification of a dispute, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after delivery of the Seller’s Objection, then within 5 days following expiration of such 15-day negotiation period, Purchaser and Seller jointly shall engage the Accounting Firm to resolve such dispute. As promptly as practicable thereafter (but, in any event, within 15 days of engagement of the Accounting Firm), Purchaser and Seller shall each prepare and submit a written presentation detailing such party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As soon as practicable thereafter, but in no event later than 30 days after engagement of the Accounting Firm, Purchaser and Seller shall cause the Accounting Firm, acting as an expert and not an arbitrator, to render a written decision resolving the matters in dispute, in accordance with the applicable terms hereof. The Accounting Firm’s determination as to any item or amount disputed by Seller shall not be more beneficial to Purchaser than the determination of that item or amount by Purchaser in the applicable Closing Statement nor more beneficial to Seller than the determination of that item or amount in the Seller’s Objection. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any determination by the Accounting Firm (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.06 shall be borne equally by Purchaser and Seller. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.
               (d) Access. For purposes of complying with the terms set forth in this Section 2.06, each party shall cooperate with and make available to the other party and its representatives all relevant and necessary information, records, data and working papers relating to the Company and the calculation of Closing Net Working Capital and Closing Petty Cash, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statements (subject to the execution of customary access letters, if requested, with respect to the work product of a party’s independent accountant).

               (e) Closing Net Working Capital Adjustment.
                    (i) Downward Adjustment. If Final Closing Net Working Capital is less than the Base Net Working Capital Floor, then Seller shall pay or cause to be paid to Purchaser an amount in cash equal to the Base Net Working Capital Floor minus the Final Closing Net Working Capital, by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller. Any such payment is to be made within five (5) Business Days of the date on which Final Closing Net Working Capital is finally determined pursuant to Section 2.06(c).
                    (ii) Upward Adjustment. If Final Closing Net Working Capital is greater than the Base Net Working Capital Ceiling, then Purchaser shall pay or cause to be paid to Seller an amount in cash equal to the Final Closing Net Working Capital minus the Base Net Working Capital Ceiling, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Final Closing Net Working Capital is finally determined pursuant to Section 2.06(c).
                    (iii) No Adjustment. If the Final Closing Net Working Capital is greater than or equal to the Base Net Working Capital Floor and less than or equal to the Base Net Working Capital Ceiling, then no further payment shall be required to be made in respect of Final Closing Net Working Capital.
               (f) Closing Petty Cash Adjustment.
                    (i) Downward Adjustment. If Final Closing Petty Cash is less than the Estimated Closing Petty Cash, then Seller shall pay or cause to be paid to Purchaser an amount in cash equal to the Estimated Closing Petty Cash minus Final Closing Petty Cash, by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller. Any such payment is to be made within five (5) Business Days of the date on which Final Closing Petty Cash is finally determined pursuant to Section 2.06(c).
                    (ii) Upward Adjustment. If Final Closing Petty Cash is greater than the Estimated Closing Petty Cash, then Purchaser shall pay or cause to be paid to Seller an amount in cash equal to the Final Closing Petty Cash minus the Estimated Closing Petty Cash, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Final Closing Petty Cash is finally determined pursuant to Section 2.06(c).
                    (iii) No Adjustment. If the Final Closing Petty Cash is equal to the Estimated Closing Petty Cash, then no further payment shall be required to be made in respect of Final Closing Petty Cash.
               (g) Payment of Adjustment Amount. Any amounts payable pursuant to this Section 2.06 shall bear interest from and including the date due to but excluding the date of payment at the Prime Rate plus 2.0%.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as set forth in the Seller Disclosure Schedule provided to Purchaser prior to the date hereof (whether or not the representations and warranties in Article III expressly refer to such schedule), Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:
          Section 3.01 Organization; No Subsidiaries.
               (a) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and other relevant power and authority to execute this Agreement and the other Documents and to carry out its obligations hereunder and thereunder.
               (b) The Company is a corporation, duly organized, validly existing and in good standing under the laws of Maryland and has all requisite corporate and other relevant power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in any material liability or expense. The Company has no Subsidiaries and has had no Subsidiaries at any time during five year period preceding the date hereof.
          Section 3.02 Capitalization.
               (a) The authorized, issued and outstanding share capital of the Company consists of: (i) 50,000 authorized shares of Common Stock of which 2,000 are issued and outstanding; and (ii) 10,000 authorized Series A Preferred Shares, of which all are issued and outstanding.
               (b) The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Maryland Business Corporation Act, the certificate of incorporation or by-laws of the Company or any Contract to which the Company or Seller is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting Company Debt”). There are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Stock. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.
               (c) Except with respect to the Joint Ventures set forth on Section 3.02(c) of the Seller Disclosure Schedule, the Company (i) does not own or hold any capital or any other equity, economic or participating interest in, or control (whether by the ownership or control or direction of any securities or any other voting or equity, economic or participating interest or by contract) of, any other Person, or (ii) is not obligated to make, or be bound by any Contract under which it has become obligated to make, any future investment in, or capital contribution to, or loan to, or otherwise provide funds for making additional investments in, any other Person. Section 3.02(c) of the Seller Disclosure Schedule sets forth for each Joint Venture, as of the date hereof, the name of such Joint Venture, the jurisdiction of its incorporation or organization (if applicable) and the Persons owning the outstanding capital or other equity, economic or participating interest in such Joint Venture. To Seller’s Knowledge, as of the date hereof, each Joint Venture is (to the extent the following concepts are applicable in any relevant jurisdiction) duly formed, validly existing and in good standing in its jurisdiction of incorporation or organization, and each Joint Venture has all requisite power and authority necessary to own, lease, license and operate its properties and to carry on its business as presently conducted. In the case of each Joint Venture, the Company does not have any general obligation for Liabilities of the Joint Venture, except as set forth in the applicable joint venture Contract set forth on Section 3.14(k) of the Seller Disclosure Schedule.
          Section 3.03 Ownership of Shares. Seller is, and at the Closing Date will be the record and beneficial owner of the Shares, free and clear of all Encumbrances, and there are no voting trusts, proxies or other voting agreements with respect to such Shares. The delivery to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to Purchaser good and valid title thereto, free and clear of all Encumbrances (other than those created by, or on behalf of, Purchaser).
          Section 3.04 Power and Authority; Effect of Agreement; No Violation.
               (a) Seller has full power and authority (company and otherwise) to execute and deliver this Agreement and the other Documents and to perform its obligations and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the other Documents to which it is a party, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been or in the case of such other Documents, will be, duly and validly approved by Seller and all of its members, and no other company or other proceedings on the part of Seller or its members are necessary to authorize the execution and delivery of this Agreement or such other Documents or the consummation by Seller of the transactions contemplated hereby. This Agreement has been and such other Documents will be duly executed and delivered by Seller and this Agreement and such other Documents each constitutes, assuming execution and delivery thereof by all parties other than Seller, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.
               (b) Neither the execution and delivery by Seller of this Agreement or the other Documents, nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the Articles of Organization and the Amended and Restated Limited Liability Company Member Control Agreement of Seller or the organizational document of the Company, (ii) subject to obtaining the Requisite Seller Regulatory Approvals, conflict with or violate any Law which is applicable to Seller or the Company or to which Seller or the Company or its properties are subject or by which Seller or the Company is bound or affected or (iii) subject to obtaining consent or waivers from the third parties listed in Section 3.04(c)(iii) of the Seller Disclosure Schedule, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller or the Company under, any Material Contract to which Seller or the Company is a party or by which either is bound or to which any of their respective property or assets are bound (including any payments of Seller or its Affiliates to any Employee of the Company).
               (c) No consent of, or filings with, any Governmental Authority or third party (under any Contract or otherwise) are necessary in connection with the execution and delivery by Seller of this Agreement or the other Documents and the consummation by Seller of the transactions contemplated hereby, except for (i) the filing of a notification and report form with the United States Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required, (ii) the provision of regulatory notice to the Defense Industrial Security Agency (“DISA”), (iii) the consents or waivers from third parties listed in Section 3.04(c)(iii) of the Seller Disclosure Schedule, and (iv) such other notices, notifications, filings, consents, authorizations, approvals, and expirations or terminations of waiting periods the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be likely to result in material liability or expense. The filing and expiration or termination of the waiting period referred to in clause Section 3.04(c)(i) are hereinafter referred to as the “Requisite Seller Regulatory Approvals.”
          Section 3.05 Financial Statements.
               (a) Section 3.05 of the Seller Disclosure Schedule includes a true, correct and complete copy of the following financial statements: (i) the audited balance sheet of the Company as at December 31, 2006, and the audited statements of income and cash flows of the Company for the fiscal year ended December 31, 2006 (the “2006 Company Audited Financial Statements”), (ii) the audited balance sheet of the Company as at December 31, 2005, and the audited statements of income and cash flows of the Company for the fiscal year ended December 31, 2005 (the “2005 Company Audited Financial Statements”) and (iii) the audited balance sheet of Seller as at December 31, 2005, and the audited statements of income and cash flows of Seller for the fiscal year ended December 31, 2005 (the “Seller Audited Financial Statements” and, together with the 2006 Company Audited Financial Statements and the 2005 Company Audited Financial Statements, including the notes thereto, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position, cash flows and results of operations of the Company or Seller, as applicable, as of the times and for the periods referred to therein, and in each case were compiled from the books and records regularly maintained by the management of the Company or Seller, as applicable, used to prepare financial statements of the Company or Seller, as applicable, in accordance with the principles stated therein. The books and records of the Company fairly reflect, in all material respects, all transactions in respect of the income, expenses, assets and liabilities of the Company and, in all material respects, provide a fair and accurate basis for the preparation of the Financial Statements.
               (b) The Company does not have any Liabilities of any kind that, if existing as at December 31, 2006, would have been required to be reflected in, reserved against or otherwise described in the 2006 Company Audited Financial Statements or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (i) Liabilities set forth on Section 3.05(b) of the Seller Disclosure Schedule, (ii) Liabilities incurred in the Ordinary Course of Business after December 31, 2006 (the “Balance Sheet Date”), (iii) Liabilities incurred in connection with the transactions contemplated hereby and set forth on Section 3.05(b) of the Seller Disclosure Schedule, (iv) Liabilities set forth on Sections of the Seller Disclosure Schedule other than Section 3.05(b) thereof (but excluding any Liability not specifically disclosed as a Liability in the Seller Disclosure Schedule), (v) Liabilities arising under any Contract disclosed in the Seller Disclosure Schedule (but not any Liabilities arising as a result of a breach thereof by the Company) and (vi) Liabilities that would not, individually or in the aggregate, exceed $1,000,000.
               (c) Section 3.05(c) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Company Guarantees and Seller Guarantees and except as set forth thereon, the Company is not liable, as of the date hereof, for any Indebtedness of any other Person.
          Section 3.06 Absence of Certain Changes. Except as contemplated by this Agreement, since the Balance Sheet Date through the date hereof, (a) the Company has conducted its business in all material respects in the Ordinary Course of Business, (b) there has not occurred any Material Adverse Effect, and (c) the Company has not taken any action that if taken after the date of this Agreement, would constitute a breach of Section 5.04.
          Section 3.07 Certain Properties and Assets; Title.
               (a) Except with respect to (x) Intellectual Property owned by or licensed to the Company which is covered by Section 3.11 and (y) real property which is covered by Section 3.08:

                    (i) The Company has, or will have at Closing, good and valid title to its assets, properties and businesses free and clear of any and all Encumbrances, except for Permitted Encumbrances.
                    (ii) Neither Seller nor any Affiliate of Seller (other than the Company) owns, leases or licenses any asset used in or necessary for the business of the Company or the operation thereof, all of which assets are owned, leased or licensed by the Company.
               (b) Subject to receipt of all third-party consents set forth on Section 3.04(c) of the Seller Disclosure Schedule and excluding any Affiliate Transactions that are to terminate as of the Closing in accordance with this Agreement, all assets and properties (whether owned or leased) and the rights to be acquired by Purchaser pursuant to this Agreement constitute all of the assets and rights that are used or held for use by the Company in the operation of its businesses, and are all of the assets, properties and rights necessary to conduct such businesses immediately following the Closing in substantially the same manner as the same are currently conducted.
          Section 3.08 Real Property.
               (a) The Company does not own any real property.
               (b) Section 3.08(b) of the Seller Disclosure Schedule sets forth a complete and correct list of all of the real property leased or licensed by the Company (each, a “Leased Real Property”). Each agreement to lease or license such Leased Real Property to which the Company is a party, whether as lessor or lessee or licensor or licensee (such agreements being collectively referred to herein as the “Realty Leases”), together with all amendments and assignments thereof, are listed on Section 3.08(b) of the Seller Disclosure Schedule, and true and complete copies of such Realty Leases and all amendments, modifications, supplements and side letters thereto and assignments thereof have been delivered to Purchaser. Except as set forth on Section 3.08(b) of the Seller Disclosure Schedule:
                    (i) each such Realty Lease is in full force and effect on the date hereof and is valid and enforceable in accordance with its terms; and the Company has performed all material obligations required to have been performed by them under such Realty Leases;
                    (ii) no event or condition exists that constitutes or, with the giving of notice or passage of time or both, would constitute a material default or material breach of any Realty Leases by the Company, or, to Seller’s Knowledge, any other party thereto, and no written notice of default has been received or issued by the Company with respect to any such Realty Lease that has not been waived or cured; and
                    (iii) as of the Closing Date there will be no mortgages or other Encumbrances on the Company’s leasehold interest in the Leased Real Property, other than Permitted Encumbrances.

          Section 3.09 Tax Matters. Except as disclosed on Section 3.09 of the Seller Disclosure Schedule:
               (a) The Company and each affiliated group (within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of foreign, state or local law) of which the Company is or has been a member (each, an “Affiliated Group”) has timely filed (i) all federal, and (ii) all material state, local and foreign returns, reports, statements and forms required to be filed under the Code or applicable state, local or foreign Tax laws (“Tax Returns”), each such Tax Return is true, correct and complete in all material respects and all Taxes required to be paid on or prior to the Closing Date with respect to the periods covered by the Tax Returns (whether or not shown on any Tax Return) have been paid in full or will be paid in full prior to the Closing Date; provided, however, that nothing in this Section 3.09(a) shall be construed as a representation that the Company or any Affiliated Group has any amount of net operating losses or other Tax attributes.
               (b) No Tax liens have been filed and no claims are being asserted with respect to any Taxes of the Company or any Affiliated Group, and, to Seller’s Knowledge, no examination, audit or inquiry is currently being conducted by any Taxing authority with respect to the Company or any Affiliated Group, including any examination, audit or inquiry which could result in a Tax liability for which the Company could be severally liable under Treasury Regulations § 1.1502-6 or any comparable state, local or foreign Tax provision.
               (c) The Company is not required to include any amount in its taxable income for any taxable period ending after the Closing Date as a result of (i) any installment sale that occurred prior to the Closing Date, (ii) any closing agreement under Section 7121 of the Code entered into prior to the Closing Date or (iii) any change in accounting method elected or adopted for a taxable period ending on or prior to the Closing Date.
               (d) Set forth on Section 3.09(d) of the Seller Disclosure Schedule is a list of all income Tax audits in respect of the Company or any Affiliated Group that have ended within three years of the date of this Agreement.
               (e) On or before the Closing Date, the relevant statute of limitations will be closed with respect to the federal, foreign and state and local Tax Returns of the Company and any Affiliated Group of which the Company has ever been a part for all years through 2003.
               (f) (i) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax returns required to be filed with respect to the Company, (ii) except with respect to the taxable Year ended December 31, 2006, neither the Company nor any Affiliated Group of which the Company is or has been a member, has requested any extension of time within which to file any Tax return, which return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing authority by or on behalf of the Company.
               (g) The Company has complied in all material respects with all Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to

Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and has, within the time and in the manner prescribed by such Laws, withheld from and paid over to the proper Taxing authorities all amounts required to be so withheld and paid over under such Laws.
          Section 3.10 Compliance with Law; No Violation, Litigation or Regulatory Action; Governmental Permits. The Company has been, and is, in material compliance with all Laws and Permits applicable to it. The Company has not received any written communication during the 24 month-period preceding the date hereof from any Person that alleges that the Company is not in compliance with any applicable Law or Permit other than immaterial allegations of noncompliance received in the Ordinary Course of Business. There are no (i) Governmental Orders against or involving the Company, (ii) Actions pending or, to Seller’s Knowledge, threatened in writing, against or involving the Company or any of its respective assets, properties or businesses and which could create a Liability of the Company, or (iii) Actions pending in which Seller or the Company is the plaintiff or claimant, except with respect to clauses (i) through (iii), as set forth on Section 3.10 of the Seller Disclosure Schedule and for those Orders or Actions commenced or threatened, as applicable, after the date of this Agreement that would not, individually or in the aggregate, reasonably be expected to result in material liability or expense. The Company owns, holds or possesses all necessary Permits other than those the absence of which would not reasonably be expected to, individually or in the aggregate, result in material liability or expense.
          Section 3.11 Intellectual Property.
               (a) Section 3.11 of the Seller Disclosure Schedule sets forth a complete list of (i) all material registered or applied for Patents, Trademarks and Copyrights owned by the Company, (ii) all material permits, grants and licenses or other rights running to or from the Company relating to any of the foregoing which are used in the business of the Company, including (A) all Licensed-Out Intellectual Property and (B) all Licensed-In Intellectual Property (except for agreements concerning off-the-shelf Computer Software or Computer Software which is widely available commercially) (the “Intellectual Property Schedule”). Except as set forth on the Intellectual Property Schedule, the rights of the Company in the property set forth on the Intellectual Property Schedule are free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on the Intellectual Property Schedule, to Seller’s Knowledge, there is no complaint, claim, demand, suit, action, proceeding, hearing, investigation, injunction, judgment, order, decree, ruling or charge of infringement or otherwise relating to any of the Intellectual Property set forth on the Intellectual Property Schedule, or which challenges the legality, validity, enforceability, use, or ownership thereof, nor to the Seller’s knowledge is any of the foregoing threatened. To Seller’s Knowledge, each registered Patent owned by the Company is valid and subsisting. Each such Patent and has not been ruled to be invalid or unenforceable. The conduct of the business of the Company does not violate, conflict with or infringe the Intellectual Property of any other Person.
               (b) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used for the operation of the businesses of the Company as currently conducted, and the consummation of the Closing and the other transactions contemplated hereby will not affect the Company’s right to continue to use such Intellectual Property. The Company has taken all commercially reasonable actions to maintain and protect each such item of Intellectual Property that it owns and which is material to its business.
               (c) With respect to each such item of licensed Intellectual Property: (i) the related license, sublicense, agreement, or permission covering the item is legal, valid, binding, and enforceable and in full force and effect, and the consummation of the Closing and the other transactions contemplated hereby will not affect the validity or enforceability on identical terms of any such license, sublicense, agreement, or permission; and (ii) to the Seller’s Knowledge, no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, material modification, or acceleration thereunder.
          Section 3.12 Labor Matters and Employment Standards.
               (a) The Company is not a party to any collective bargaining agreement or other similar agreements. To Seller’s Knowledge, no union has attempted to organize or represent the labor force of the Company in the past twenty-four (24) months immediately prior to the date hereof.
               (b) There are no existing or, to Seller’s Knowledge, threatened, material labor strikes affecting the Company.
               (c) The Company has complied in all material respects with all Laws applicable to it relating to employment, including without limitation those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation. There are no outstanding charges or complaints or, to Seller’s Knowledge, any valid basis for any material charges or complaints against the Company relating to unfair labor practices or discrimination or under any legislation relating to employees.
          Section 3.13 Employee Benefit and Pension Plans.
               (a) Section 3.13(a) of the Seller Disclosure Schedule contains a complete list of (i) each Pension Plan; (ii) each Welfare Plan including, with respect to such Pension and Welfare Plans, plans otherwise excluded from the operation of ERISA by Section 4(b)(4) or 4(b)(5) thereof, maintained or contributed to by Seller or the Company, for or on behalf of employees or former employees of the Company, or to which any present or former employee of the Company contributes on account of his employment (such Pension Plans and Welfare Plans which are subject to ERISA, collectively referred to as “ERISA Plans”); and (iii) each other material plan, bonus, incentive compensation, deferred compensation, stock option, stock purchase, unit option, unit purchase, stock bonus, retirement, welfare benefit, savings, insurance, sick pay, vacation pay, employment, severance pay, change in control or other fringe benefit plan, arrangement or program, whether formal or informal, written or oral, which is applicable to any such employee or former employee or any current or former director or consultant of the Company (such Pension Plans, Welfare Plans and other material plans, salary practices and arrangements described in this subsection (iii), collectively referred to as “Benefit

Arrangements”). Seller or the Company has furnished or made available to Purchaser correct and complete copies of each Benefit Arrangement and amendments thereto, the most recent annual report (Form 5500 series) for each ERISA Plan, the most recent Summary Plan Description for each ERISA Plan, and the most recent Internal Revenue Service Determination Letter, where applicable.
               (b) All Benefit Arrangements are in material compliance with their terms, provisions of ERISA (if applicable), the Code (if applicable), and all other applicable Laws, and there has been no notice issued by a Governmental Authority with respect to any material non-compliance. There are no actions, suits or claims (other than routine claims for benefits) pending, or to Seller’s Knowledge, threatened involving the Benefit Arrangements or the assets thereof that would reasonably be expected to result, individually or in the aggregate, in material liability or expense. A favorable determination letter has been obtained from the Internal Revenue Service and a copy thereof delivered to Purchaser for any such ERISA Plan that is a Pension Plan intended to be qualified under Section 401(a) of the Code, and since such determination letter, to Seller’s Knowledge, no event has occurred that would disqualify such Plan.
               (c) No ERISA Plan is or was covered by or subject to Title IV of ERISA or Section 412 of the Code. No event has occurred and no condition exists that would subject the Company, by reason of the Company’s affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.
               (d) Except as set forth on Section 3.13(d) of the Seller Disclosure Schedule, neither actions taken by Seller or the Company prior to Closing, the execution and delivery of this Agreement or the other Documents nor the consummation of the transactions contemplated hereby will result in (i) any payment or transfer of money, property or other consideration (whether or not such payment would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code) to an employee or former employee of the Company; (ii) the acceleration of the accrual or vesting of any benefits; or (iii) the acceleration or creation of any other additional rights, under any Benefit Arrangement, severance, parachute, employment, change in control or other agreement or arrangement by or to which Seller or the Company is a party.
               (e) Except as required by Section 4980B of the Code or other applicable Laws and as set forth on Section 3.13(e) of the Seller Disclosure Schedule, no Benefit Arrangement or other agreement provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of employment.
          Section 3.14 Contracts. Section 3.14 of the Seller Disclosure Schedule sets forth a true and correct list, as of the date hereof, of the following Contracts to which the Company is party or otherwise bound:

               (a) any Contract which (i) does not include a right in favor of the Company to terminate, without payment or penalty, on not more than 90 days’ notice to the other parties, and (ii) involves annual payments greater than $1,000,000 individually;
               (b) any guarantee of the obligations of any Person or any Contract pursuant to which the Company has an obligation to indemnify any Person in respect of any liability or obligation of any Person or to share Tax liability with any Person, other than indemnification provisions included in Contracts entered into in the Ordinary Course of Business;
               (c) any Contract to make capital expenditures in excess of $250,000 individually or $2,000,000 in the aggregate;
               (d) any Contract for the grant to any Person of any preferential rights to purchase any of the Company’s assets, properties or businesses;
               (e) any management, personal service, consulting, or other similar type of Contract (other than any ERISA Plans or Benefit Arrangements) under which there exists an aggregate future liability in excess of $250,000 per Contract (other than those that are or at the Closing Date will be terminable at will or upon not more than 90 days’ notice by the Company without any liability or penalty to the Company except with respect to services rendered prior to Closing);
               (f) any Contract with an Affiliate or evidencing an Affiliate Transaction (other than employment agreements set forth on Section 3.13 of the Seller Disclosure Schedule);
               (g) any Contracts involving a covenant not to compete in any market segment or geographic area (including any Contracts pursuant to which the Company is party or bound that imposes any such obligation on any of its current or future Affiliates);
               (h) any Contracts containing an exclusivity, minimum commitment, or “take-or-pay” obligation of, or grant of “most favored nation” status by, the Company (including any Contracts pursuant to which the Company is party or bound that imposes any such obligation on any of its current or future Affiliates) in each case, other than teaming agreements or Government Contracts where the Company is the prime contractor;
               (i) any Contract with a Material Customer or Material Supplier pursuant to which the Company derived revenues or incurred expenses, as applicable, for the twelve-month period ended December 31, 2006 in excess of $1,000,000;
               (j) any Contract under which the Company has advanced or loaned or committed to advance or loan any Person amounts in the aggregate exceeding $100,000;
               (k) any strategic alliance, joint venture, partnership or limited liability company agreement, teaming agreement, cooperation agreement, or other similar Contract involving a sharing of profits or losses, costs or liabilities to which the Company is a party or bound that has an aggregate future liability to any Person (other than the Company) in excess of $500,000;

               (l) any other Contract that has an aggregate future liability to any Person (other than the Company) in excess of $500,000 (other than a Contract listed on Section 3.13 of the Seller Disclosure Schedule); and
               (m) any Contract other than as set forth above to which the Company is a party or by which it or any of its assets or businesses is bound or subject that is material to the business of the Company or the use or operation of its assets.
          Any Contract described in any of the above clauses (a) through (m) is referred to herein as a “Material Contract”. Except as would not, individually or in the aggregate, reasonably be likely to result in material liability or expense, (i) each Material Contract to which the Company is a party is in full force and effect and enforceable against each party thereto in accordance with its terms, (ii) the Company is not in default under any Material Contract to which it is a party and, to Seller’s Knowledge, no event exists that with notice, the passage of time or both would constitute a default of the Company, (iii) no party to any Material Contract has given notice in writing to the Company of its intention to cancel or terminate such Material Contract and (iv) to Seller’s Knowledge, there has been no material breach or violation of any Material Contract by any other party thereto. Subject to receipt of all third-party consents set forth on, and except as otherwise disclosed on, Section 3.04(b) of the Seller Disclosure Schedule, each Material Contract immediately following the Purchaser’s acquisition of the Shares and the other transactions contemplated hereby will continue to be valid, binding and enforceable on terms and conditions identical to those in effect immediately prior to the Closing.
          Section 3.15 Government Contracts.
               (a) (i) With respect to each Government Contract or outstanding Bid: (A) the Company and each Joint Venture, as applicable, has complied in all material respects with all material terms and conditions of such Government Contract or Bid; (B) the Company and each Joint Venture, to the extent applicable, has complied in all material respects with all applicable requirements of statute, rule, regulation, order or agreement with the applicable Governmental Authority pertaining to such Government Contract or Bid; (C) as of the date hereof, all representations, certifications and warranties executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were accurate in all material respects as of their effective date and the Company and each Joint Venture, to the extent applicable, has fully complied with all such representations, certifications and warranties in all material respects; (D) neither the applicable Governmental Authority, nor any prime contractor, subcontractor or any other Person has notified the Company, in writing, that the Company or any Joint Venture, to the extent applicable, has breached or violated any Law pertaining to such Government Contract or Bid that is, individually or in the aggregate, reasonably likely to result in material liability or expense; (E) no material termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (F) no material cost incurred by the Company or any of the Joint Ventures, to the extent applicable, has been questioned in writing or disallowed, other than those which have been resolved; and (G) no money due to the Company or any of the Joint Ventures, to the extent applicable, pertaining to such Government Contract has been withheld or offset nor has any claim been made to withhold or offset money (other than retainages as provided for in the applicable Government Contract).
                    (ii) Section 3.15(a)(ii) of the Seller Disclosure lists, as of April 30, 2007, (i) all Executory Government Contracts with a total contract award value in excess of $1,000,000, and (ii) with respect to each accurately sets forth (A) the Contract name; (B) the award date; (C) the customer; (D) the Contract end date; (E) the Contract cost ceiling, if applicable, and (F) the funded backlog (i.e., total appropriated funds obligated to such Executory Government Contract minus expenditures under such Contract).
               (b) (i) To the Seller’s Knowledge, neither the Company or the Joint Ventures, nor any of the Company’s directors or officers is/are (or for the last three years has/have been) under administrative, civil or criminal investigation, indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that would, individually or in the aggregate, reasonably be expected to result in material liability or expense; (ii) within the past three years, neither the Company nor any of the Joint Ventures have entered into any consent order or administrative agreement, or undertaken any internal investigation or audit relating directly or indirectly to any Government Contract or Bid that has had or would, individually or in the aggregate, reasonably be likely to result in, material liability or expense; (iii) neither the Company nor any of the Joint Ventures nor any of the Company’s directors or officers has/have in the last three years made a Voluntary Disclosure pursuant to the Department of Defense Fraud Voluntary Disclosure Program or International Traffic in Arms Regulation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; and (iv) to the Seller’s Knowledge, the Company and the Joint Ventures have not taken any action or failed to take any action that could reasonably be expected to give rise to liability under the Civil or Criminal False Claims Act, the Truth in Negotiations Act, common law claims based on misrepresentation or unjust enrichment.
               (c) Neither the applicable Governmental Authority nor any prime contractor, subcontractor or vendor has asserted any material claim or initiated any dispute proceeding against the Company or any Joint Venture with respect to any material claim concerning any Government Contract or Bid. As of the date hereof, neither the Company nor any Joint Venture has asserted any material claim or initiated any dispute proceedings, directly or indirectly, against the applicable Governmental Authority or any prime contractor, subcontractor or vendor concerning (in each case) any Government Contract or Bid.
               (d) Neither the Company or any of its Joint Ventures nor any of their respective directors or officers is (or at any time during the last three years has been) suspended or debarred from doing business with the applicable Governmental Authority, or is, to the Seller’s Knowledge, currently proposed for suspension or debarment or has been determined to be nonresponsible or ineligible for U.S. Government contracting. There are no matters pending that are reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of its Joint Ventures. Neither the Company nor any of its Joint Ventures has, within the past three years, been terminated for default under any Government Contract.

               (e) The Company, the Joint Venture and, to the extent required, each Company employee performing services related to a Government Contract possesses all necessary security clearances for the execution of its obligations under any Government Contract currently being performed. The Company and the Joint Ventures are in compliance in all material respects with applicable agency security requirements, as appropriate, and have in place proper procedures, practices and records to maintain security clearances necessary to perform their respective Government Contracts, and to Seller’s Knowledge, there is no existing information, fact or circumstance that would reasonably be expected to cause the Company or its employees or the Joint Venture to lose any security clearances. To Seller’s Knowledge, each employee of the Company performing services related to a Government Contract possesses all of the required credentials (e.g., education and experience) specified in or required by such Government Contract. The Company and the Joint Ventures are in compliance in all material respects with applicable International Traffic in Arms Regulations, Export Administration Regulations, and Contract provisions governing the transfer of covered technologies to foreign nationals.
               (f) The Company’s cost accounting system is in compliance with applicable regulations (including the Federal Acquisition Regulation) in all material respects and has not been determined by any Governmental Authority to be in violation of the requirements of the Federal Cost Accounting Standards or other applicable cost accounting regulations in any material respect. The Company has reached agreement with the cognizant Government representatives approving and “closing” all indirect costs charged to Government Contracts for the year 2004 and all prior years. All indirect and general and administrative expense rates are being billed in a manner consistent in all material respects with the applicable Government Contract and any applicable statutes, rules or regulations. The Company is not subject to any assignment of proceeds (other than any assignments that will have been terminated as of the Closing Date) pursuant to the Anti-Assignment Act.
               (g) To Seller’s Knowledge, all outstanding Bids are capable of performance by the Company and its Joint Ventures, as applicable, in accordance with the terms and conditions of such Bid or the Government Contract to which the Bid applies without incurring a loss (calculated in accordance with the Company’s accounting principles consistently applied). To Seller’s Knowledge, no Executory Government Contract has incurred or is currently projected to incur losses or cost overruns in an amount exceeding $50,000.
               (h) (i) Except as set forth in Section 3.15(h)(i) of the Seller Disclosure Schedule, neither the Company nor any of the Joint Ventures holds a Government Contract premised on “8(a)” status, small disadvantaged business status, protégé status, HUBZONE status, or other similar socioeconomic status (other than “small business concern” status) pursuant to Federal Acquisition Regulation Part 19. Section 3.15(h)(ii) of the Seller Disclosure Schedule lists all Government Contracts or Bids premised on the small business status of the Company or any Joint Venture to which the Company is a party.
Notwithstanding anything to the contrary above, the Seller and Purchaser agree that Seller shall be liable for a breach of any of the representations set forth in this Section 3.15 with respect to a Joint Venture only to the extent the Company incurs a Liability as a result of such breach.

          Section 3.16 Ethical Business Practices. Neither Seller nor the Company has: (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated December 17, 1997 or any similar Law or (iii) made any other unlawful payment, gift or contribution. To the Seller’s Knowledge, none of the agents, dealers, consultants or representatives of the Company have taken any the actions referenced in clauses (i) to (iii) in connection with the performance of services for the Company.
          Section 3.17 Material Customers; Materials Suppliers. Section 3.17 of the Seller Disclosure Schedule lists each of the top 10 customers of the Company based on the Company’s revenues for the twelve-month period ended December 31, 2006 (each such customer, a “Material Customer”). Section 3.17 of the Disclosure Schedule also lists each of the top 10 suppliers of the Company based on the Company’s expenditures on goods and/or services for the twelve-month period ended December 31, 2006 (each, a “Material Supplier”).
          Section 3.18 Certain Business Relationships with the Seller. Neither Seller nor any of its Affiliates (except the Company) (a) has been involved in any Contract or business arrangement or relationship with the Company involving payments during any twelve-month period in excess of $100,000 or the grant or receipt of a material right or commitment or (b) owns any asset, tangible or intangible, that is (i) used by the Company and has a replacement cost in excess of $100,000 or (ii) material to, or primarily used, by the Company (any such Contract, arrangement, relationship or use, an “Affiliate Transaction”).
          Section 3.19 Insurance. All material insurance policies maintained by the Company are listed in Section 3.19 of the Seller Disclosure Schedule. Except as would not, individually or in the aggregate, reasonably be likely to result in material liability or expense, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy.
          Section 3.20 Environmental Matters. (a) (i) The operations of the Company are and have been in compliance with the applicable Environmental Laws in effect in the location of such operations, and (ii) the Company has obtained and is in compliance with all necessary Permits or authorizations that are required under the applicable Environmental Laws to operate the current facilities and current business of the Company in the applicable locations of operation, except, in the case of clauses (i) and (ii), to the extent that any non-compliance therewith would not, individually or in the aggregate, reasonably be expected to result in material liability or expense.
               (b) There has been no Release at any Leased Real Property during the time such properties were operated by the Company that would, individually or in the aggregate, reasonably be expected to result in material liability or expense.

               (c) No Environmental Claims have been asserted in writing against the Company or any predecessor in interest nor, are there any pending, or to Seller’s Knowledge, threatened in writing against the Company for which the Company is responsible. To Seller’s Knowledge, no Environmental Claims have been asserted, in writing against any facilities that may have received Hazardous Substances generated by the Company for which the Company is responsible.
          Section 3.21 No Finder. Neither Seller nor the Company has engaged, consented to or authorized any broker, finder, consultant, intermediary or third party (collectively, “Brokers”) to act on its behalf in connection with the transactions contemplated hereby other than those Brokers the fees, commissions and/or other charges of which are the sole responsibility of Seller.
          Section 3.22 HSR Act Ultimate Parent. The ultimate parent entity of Seller as determined pursuant to the applicable provisions of the HSR Act and the regulations promulgated thereunder and for purposes of making any filings under the HSR Act pursuant to the transactions contemplated hereby is as set forth on Section 3.22 of the Seller Disclosure Schedule.
          Section 3.23 Support Services. Except as set forth on Section 3.23 of the Seller Disclosure Schedule, none of Seller or any of its Affiliates (other than the Company) provide to the Company any general corporate support services, including corporate management, legal, insurance, treasury, payroll, administration, tax, employee compensation and benefits management and administration, travel and meeting planning services, corporate aviation, public affairs, real estate services, stock option plans, internal audit, logistics, materials purchasing, research and development and manufacturing services.
          Section 3.24 Disclaimer of Other Representations and Warranties.
               (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY OTHER DOCUMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE COMPANY, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (II) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO THE PURCHASER AND ITS REPRESENTATIVES, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
               (b) PURCHASER HAS RECEIVED FROM SELLER (OR SELLER’S AGENTS, REPRESENTATIVES OR AFFILIATES) CERTAIN PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY FOR THE YEARS ENDING IN 2007 THROUGH 2011 AND CERTAIN BUSINESS PLAN INFORMATION FOR SUCH YEARS. PURCHASER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (II) PURCHASER IS FAMILIAR WITH SUCH

UNCERTAINTIES, (III) PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT), AND (IV) PURCHASER SHALL HAVE NO CLAIM AGAINST SELLER WITH RESPECT THERETO AND SHALL HAVE NO ENTITLEMENT TO ANY ESTIMATES, PROJECTIONS OR FORECASTS OF SELLER AFTER THE DATE HEREOF. ACCORDINGLY, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY SUCH ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING, WITHOUT LIMITATION, THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Except as set forth in the Purchaser Disclosure Schedule provided to Seller prior to the date hereof (whether or not the representations and warranties in Article IV expressly refer to such schedule), Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:
          Section 4.01 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to carry out the transactions contemplated hereby.
          Section 4.02 Power and Authority; Effect of Agreement; No Violation.
               (a) Purchaser has full power and authority (corporate or otherwise) to execute and deliver this Agreement and the other Documents to which it is a party and to perform its obligations and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the other Documents to which it is a party, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been or in the case of the other Documents to which it is a party will be, duly and validly approved by Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or such other Documents or the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been and such other Documents will be duly executed and delivered by Purchaser and constitutes, assuming execution and delivery thereof by all parties other than Purchaser, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.
               (b) Neither the execution and delivery by Purchaser of this Agreement, the other Documents nor the consummation of the transactions contemplated hereby will (i)

conflict with or violate any provision of the organizational documents of Purchaser or (ii) subject to obtaining the Requisite Purchaser Regulatory Approval conflict with or violate any Law which is applicable to Purchaser or to which Purchaser or its properties are subject or by which Purchaser is bound or affected.
               (c) No consent of, or filing (excluding disclosure filings required to be made pursuant to the Exchange Act) with, any Governmental Authority or third party (under any contract or otherwise) is necessary in connection with the execution and delivery by Purchaser of this Agreement or the other Documents or the consummation by Purchaser of the transactions contemplated hereby, except for the filing of a notification and report form with the United States Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required (the “Requisite Purchaser Regulatory Approval”).
          Section 4.03 No Finder. Purchaser has not engaged, consented to or authorized any Broker to act on its behalf in connection with the transactions contemplated hereby other than those Brokers the fees, commissions and/or other charges of which are the sole responsibility of Purchaser.
          Section 4.04 Investment Intent. Purchaser acknowledges that the Shares have not been registered under the Securities Act, and that the Shares may not be resold absent such registration or unless an exemption therefrom is available. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view toward the distribution thereof within the meaning of the Securities Act.
          Section 4.05 Availability of Funds. Purchaser has cash available, or an available revolving credit facility from financial institutions, to enable it to consummate the transactions contemplated by this Agreement.
          Section 4.06 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV or otherwise in any other Documents, Purchaser makes no representation or warranty express or implied and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE V
ACTIONS PRIOR TO THE CLOSING
          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing, and thereafter to the extent provided:
          Section 5.01 Investigation. The officers, employees and authorized representatives of Purchaser including, without limitation, independent public accountants, attorneys, financing sources and consultants, shall have reasonable access upon advanced notice during normal business hours to the offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) of the Company; provided, that, Purchaser shall not (i) have any access to information that is privileged, subject to confidentiality provisions, relates to Affiliates of Seller other than the Company or that is subject to legal restrictions on access or (ii) without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), contact any of the Company’s customers or suppliers regarding the transactions contemplated by this Agreement (it being understood and agreed that nothing herein shall restrict contact with any of the customers listed on Section 5.01 of the Seller Disclosure Schedule or otherwise in the ordinary course of business). Purchaser will use commercially reasonable efforts to ensure that such access does not unreasonably interfere with the normal business operations of Seller or the Company. Purchaser will treat and hold as such any Confidential Information it receives from Seller or the Company in the course of the reviews contemplated by this Section 5.01 in accordance with the Confidentiality Agreement dated February 20, 2007 between Seller and Purchaser (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
          Section 5.02 Representations and Warranties. Seller shall have the obligation to promptly notify Purchaser (and in any event, not later than at least three (3) Business Days prior to Closing) in writing of any development or information arising after the date hereof and actually known to Seller that would, individually or in the aggregate, reasonably be expected to result in Section 6.01(a)(ii) becoming incapable of being satisfied. Such timely written notice will be deemed to have amended the Seller Disclosure Schedule and to have qualified the representations and warranties contained in Article III above, and to cure any misrepresentation or breach of warranty thereunder for purposes of Article VI below, but will not be deemed to amend or supplement the Seller Disclosure Schedule with respect thereto or to prevent or cure any misrepresentation or breach of warranty for purposes of Article VIII below.
          Section 5.03 Further Actions. Each of the parties hereto shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall cooperate in using their reasonable best efforts (i) to promptly effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any Person required to be made or obtained by the terms of this Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated hereby, and (ii) to fulfill all conditions to the consummation of the transactions contemplated by this Agreement by June 29, 2007. Seller shall use commercially reasonable efforts to obtain all of the consents set forth in Section 3.04 of the Seller Disclosure Schedule; provided, however, that in connection with obtaining any such consents, Seller shall not be required to incur any out-of-pocket costs or any other obligation or liability unless de minimis in nature. Purchaser agrees to cooperate with Seller in order to help Seller to obtain any such thirty party consents.
          Section 5.04 Operations Prior to the Closing Date.
               (a) Except as otherwise provided in this Section 5.04, between the date hereof and the Closing, Seller shall cause the Company to operate and carry on its business in all material respects in the Ordinary Course consistent with past practices and as presently operated except as business may be impacted by this Agreement. Between the date hereof and the Closing, Seller shall cause the Company to use commercially reasonable efforts to (i) keep and maintain its assets and properties in substantially the same operating condition and repair (normal wear and tear excepted) as currently maintained, (ii) maintain its business organization intact and maintain its relationships with the suppliers, contractors, employees, customers and others having business relations with the Company, (iii) continue all existing policies of insurance in full force and effect and at least at such levels as are in effect on the date hereof, or to replace any such policies with equivalent replacements, and (iv) duly comply with all applicable Laws.
               (b) Notwithstanding anything to the contrary contained in Section 5.04(a), except as expressly contemplated by this Agreement or except with the express prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed (and which approval will act to prevent any action so approved from being deemed a breach of any representation, warranty or covenant of Seller set forth in this Agreement), Seller shall not permit or cause Company to:
                    (i) agree to any increase in the compensation payable, or to become payable after the Closing (including any payment based upon the transaction or termination following the transaction), to any of its officers, directors or employees or enter into or modify any contract or other agreement requiring any of them to make a payment to any officer or director other than as required by applicable Law, applicable Contract (to the extent in effect as of the date hereof) or paid in the Ordinary Course of Business;
                    (ii) make any amendment or termination of any Material Contract, or cancel, modify or waive any debts owed to or claims held by it (including the settlement of any claims or litigation), or waive any substantial right, in each case, other than in the Ordinary Course of Business;
                    (iii) sell, transfer, distribute, lease, abandon or otherwise dispose of or mortgage, pledge or impose or suffer to be imposed any Encumbrance on, any of its material assets (other than Intellectual Property which is addressed in clause (iv) below), properties or businesses, except for sales of inventory in the Ordinary Course of Business and except for Permitted Encumbrances;
                    (iv) sell, assign, license or transfer any Intellectual Property, other than grants of licenses of Intellectual Property on arm’s length terms in the Ordinary Course of Business;
                    (v) extend credit other than in the Ordinary Course of Business;
                    (vi) enter into any agreement (other than purchase or sale orders in the Ordinary Course of Business) that is not cancelable without liability or cost on not more than 90 days notice and involving the annual payment of more than $250,000 to which it is a party or by which it or its assets, properties or businesses are bound or subject, in each case, other than in the Ordinary Course of Business;
                    (vii) adopt a plan of liquidation or resolutions providing for liquidation, dissolution, merger, consolidation or other reorganization;
                    (viii) amend its articles of incorporation, charter, bylaws or equivalent documents;
                    (ix) revalue any portion of its assets, properties or businesses including, without limitation, any write-down of the value of inventory or other assets or any write-off of notes or accounts receivable, except as required by GAAP or in the Ordinary Course of Business;
                    (x) enter into any contract for capital expenditures in excess of $100,000 individually or $2,000,000 in the aggregate;
                    (xi) cancel any existing policies or binders of insurance except in connection with the renewal or replacement of such policies or binders;
                    (xii) make any acquisition of all or any part of the capital stock or business of any other Person, other than the acquisition of assets in the Ordinary Course of Business; or
                    (xiii) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;
                    (xiv) other than as specifically contemplated by this Agreement, agree or commit to do, authorize or approve any action to do, any of the foregoing;
provided that, notwithstanding the foregoing, nothing set forth in Section 5.04(a) or (b) shall prohibit or prevent the Company from (i) declaring, setting aside, or paying any cash dividend, (ii) making any distribution of Cash (subject to Section 5.04(c) below), (iii) redeeming or purchasing, or otherwise acquiring, any of its capital stock or other equity interests for Cash (subject to Section 5.04(c) below), (iv) repaying any of its Indebtedness, or (v) engaging in any transaction referred to in Section 5.04 of the Seller Disclosure Schedule.
               (c) Seller shall cause the Company to have as of the Closing an amount of cash on hand not less than $2,000,000.
               (d) Seller shall pay, or cause the Company to pay, prior to, or in connection with the Closing, all monies payable under the NMCI Incentive Plan and the Management Incentive Compensation Plan.
               (e) Seller shall pay or otherwise cause to be extinguished, prior to or in connection with the Closing, the Miscellaneous Receivable.

               (f) Seller shall cause all Affiliate Transactions to terminate as of the Closing Date, other than the Seller Guarantees and those employment and equity arrangements with officers of the Company listed on Sections 3.13 or 3.18 of the Seller Disclosure Schedule.
               (g) Seller shall pay or cause to be paid, prior to or in connection with the Closing, into an escrow account the applicable amounts due under the retention agreements listed on item 23 of Section 3.13(a) of the Seller Disclosure Schedule which amounts shall be paid in accordance with the applicable terms of such retention agreements.
          Section 5.05 No Public Announcement. Without the prior approval of Purchaser (which shall not be unreasonably withheld or delayed), Seller shall not, and Seller shall not permit the Company to, make any press release or other public announcement concerning the transactions contemplated by this Agreement except as may be required by any applicable Law. Without the prior approval of Seller (which shall not be unreasonably withheld or delayed), Purchaser shall not make any press release or other public announcement concerning the transactions contemplated by this Agreement except as may be required by applicable Law or any listing agreement with any national stock exchange. If any of Purchaser or Seller or the Company determines that it is required by applicable Law, or in the case of Purchaser, any listing agreement with any national stock exchange, to make public disclosure, it shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other parties as far in advance as practicable, and shall reasonably consider any comments made by the other parties relating to the proposed disclosure. Notwithstanding anything to the contrary in this Section 5.05, Purchaser may make public announcements that are consistent with the parties’ prior public disclosures, without sending any notice to, or obtaining the prior approval or comment of, Seller.
          Section 5.06 Regulatory Filings. As promptly as practicable after the date hereof, (i) Seller shall make, or cause to be made, all filings necessary to obtain all Requisite Seller Regulatory Approvals listed on Section 3.04(c) of the Seller Disclosure Schedule and Purchaser shall make all filings necessary to be made by Purchaser in connection therewith, (ii) Purchaser shall make, or cause to be made, all filings necessary to obtain the Requisite Purchaser Regulatory Approval and Seller shall make all filings necessary to be made by Seller in connection therewith, and (iii) Seller shall provide regulatory notice to DISA of the transactions contemplated hereby and Purchaser shall make all filings necessary to be made by Purchaser in connection therewith. The parties will promptly notify the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission of the parties’ request for early termination of the waiting period under the HSR Act. The parties will make any further filings or responses to any requests for additional information made by any Person to which any such filing was made that may be necessary, proper, or advisable in connection therewith. In connection with the foregoing, each of Purchaser and Seller (i) will promptly notify the other in writing of any communication received by that party or its representatives from any Person having jurisdiction over such filings, and subject to applicable legal requirements, provide the other party with a copy of any such written communication (or written summary of any oral communication), and (ii) to the extent reasonably practicable, will not participate in any substantive meeting or discussion with any Person having jurisdiction over such filings concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Person, gives a representative of the other party the opportunity to attend. Nothing in this Section shall be construed to require Purchaser to divest itself of any of its existing assets or operations or to change in any respect its present manner and means of doing business in order to procure any regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals necessary to consummate the transaction including, without limitation, any approval under the HSR Act. Seller will cause all of its Affiliates who are required to make a filing, or are required to provide information for the making of a filing, to obtain any of the Requisite Seller Regulatory Approvals, to do so in a timely fashion.
          Section 5.07 Exclusivity. From the date hereof to the earlier of the Closing or termination of this Agreement, Seller shall not, shall cause the Company to not, and shall not permit any investment banker, attorney, accountant or other agent or representative retained by or on behalf of Seller, to, directly or indirectly, (a) solicit any Other Bid, (b) enter into any agreement with respect to any Other Bid or (c) participate in any discussions or negotiations regarding, or furnish (other than information furnished by the Company in the Ordinary Course of Business and not related to any Other Bid) to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. As used in this Section 5.07, “Other Bid” shall mean any proposal relating to the acquisition of Shares or other securities of the Company or for a merger, consolidation, tender offer, share exchange, business combination or similar transaction involving the Company or acquisition of substantial assets of the Company, in each case other than (i) the transactions contemplated by this Agreement and (ii) the sale of inventory in the Ordinary Course of Business.
          Section 5.08 401(k) Plan. In the event Purchaser requests in writing that the Multimax, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”) be terminated prior to Closing, Seller shall cause the Company to do so no later than immediately prior to the Closing, provided that such request does not result in any Liability to Seller. To the extent that the 401(k) Plan is terminated, Purchaser shall allow participants in the 401(k) Plan to rollover their account balance in the 401(k) Plan (including promissory notes relating to any loans under the 401(k) plan) to a defined contribution plan sponsored by Purchaser or an Affiliate of Purchaser that satisfies the qualification requirements of Section 401(a) of the Code.
ARTICLE VI
CONDITIONS TO CLOSING
          Section 6.01 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:
               (a) No Misrepresentations or Breach of Covenants and Warranties. (i) Seller shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement (without regard to any qualifications therein relating to “Material Adverse Effect”) shall be true and correct as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it shall be true only as of such date), except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect, and (iii) Purchaser shall have received a certificate signed by a duly authorized officer of Seller to the foregoing effect.
               (b) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have not been any events, occurrences or developments that, individually or in the aggregate, have resulted in or would reasonably be likely to result in a Material Adverse Effect.
               (c) Repayment of Indebtedness. Seller shall have, or shall have caused the Company to have, (i) repaid all of the Indebtedness of the Company outstanding as of the Closing Date and (ii) delivered to Purchaser evidence in form satisfactory to Purchaser of the discharge of such Indebtedness.
               (d) Other Payments. Seller shall have, or shall have caused the Company to have, (i) paid (or extinguished in the case of the Miscellaneous Receivable) the items and amounts set forth in subsections (d) and (e) of Section 5.04 hereof and (ii) delivered to Purchaser evidence in form satisfactory to Purchase of the payment (or the extinguishment in the case of the Miscellaneous Receivable) of such items.
          Section 6.02 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:
               (a) No Misrepresentations or Breach of Covenants and Warranties. (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement shall be true as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it shall be true only as of such date), and (iii) Seller shall have received a certificate signed by a duly authorized officer of Purchaser to the foregoing effect.
               (b) Initial Purchase Price. Seller shall have received the Initial Purchase Price as set forth in Section 2.01.
          Section 6.03 Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:
               (a) Requisite Consents and Regulatory Approvals. (i) Purchaser shall have obtained the Requisite Purchaser Regulatory Approval and (ii) Seller shall have obtained all Requisite Seller Regulatory Approvals.
               (b) No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VII
TERMINATION
          Section 7.01 Termination by Mutual Consent. This Agreement may be terminated any time prior to the Closing by the written consent of Purchaser and Seller.
          Section 7.02 Termination by Seller or Purchaser. This Agreement may be terminated any time prior to the Closing by either Purchaser or Seller if any permanent injunction or other order of any Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable.
          Section 7.03 Termination by Purchaser. Purchaser may terminate this Agreement at any time prior to the Closing by written notice to Seller:
               (a) upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or the other Documents, or if any representation or warranty of Seller shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.01(a)(i) or (ii) would not be satisfied; provided, however, that Seller shall have 20 Business Days after written notice of such default, specifying in reasonable detail the nature of such default, is given to Seller by Purchaser to cure such breach; or
               (b) if the Closing shall not have occurred by August 31, 2007 (the “Termination Date”), provided, that the failure of the Closing to occur on or before such date is not due to the failure by Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the other Documents that are required to be performed or complied with at or prior to Closing; provided further that if clearance under the HSR Act shall have not been obtained on or prior to August 31, 2007, the Termination Date shall, at the request of either Party, be extended for a period of an additional 60 days.
          Section 7.04 Termination by Seller. Seller may terminate this Agreement at any time prior to the Closing by written notice to Purchaser:
               (a) upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement or the other Documents, or if any representation or warranty of Purchaser shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.02(a)(i) or (ii) would not be satisfied; provided, however, that Purchaser shall have 20 Business Days after written notice of such default, specifying in reasonable detail the nature of such default, is given to Seller by Purchaser to cure such breach; or
               (b) if the Closing shall not have occurred by the Termination Date, provided, that the failure of the Closing to occur on or before such date is not due to the failure by Seller to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the other Documents that are required to be performed or complied with at or prior to Closing; provided further that if clearance under the HSR Act shall have not been obtained on or prior to August 31, 2007, the Termination Date shall, at the request of either Party, be extended for a period of an additional 60 days.
          Section 7.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by this Agreement are consummated.
          Section 7.06 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, all further obligations of the parties under this Agreement (other than those contained in Section 3.21, Section 4.03, and Section 5.05, Article XI, and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no party hereto will have any further liability to any other party hereto; provided, that nothing herein shall relieve any party from Liability for any damages resulting from any breach of this Agreement prior to such termination.
ARTICLE VIII
INDEMNIFICATION
          Section 8.01 Survival.
               (a) The representations and warranties contained in Article III and Article IV of this Agreement and all claims with respect thereto shall survive the Closing and continue in full force and effect until 18 months thereafter, except that (x) the representations and warranties contained in Section 3.15 (Government Contracts) shall survive the Closing and continue in full force and effect until 24 months thereafter and (y) the representations and warranties contained in Section 3.01 (Organization; No Subsidiaries), Section 3.02 (Capitalization), Section 3.03 (Ownership of Shares), Section 3.04(a) (Power and Authority; Effect of Agreement; No Violation), Section 3.09(c) (Tax Matters), Section 3.13 (Employee Benefits), Section 4.01 (Organization) and Section 4.02(a) (Power and Authority; Effect of Agreement; No Violation) shall survive the Closing and continue in full force and effect until 30 days after the expiration of the applicable statute of limitations, giving effect to any extensions thereof.
               (b) The covenants and agreements of the parties hereto contained in this Agreement shall survive in accordance with their respective terms.
          Section 8.02 Indemnification by Seller.
               (a) For the time periods and subject to the limitations and conditions set forth in this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless and defend Purchaser and its successors and permitted assigns and each of their respective Affiliates, officers, directors and employees (individually, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against all Losses that are sustained or incurred by any of the Purchaser Indemnified Parties and directly arise from, relate to, or result from any of the following:

                    (i) any breach of any of Seller’s representations or warranties contained in this Agreement or any certificate delivered pursuant hereto (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause the qualifications relating to Material Adverse Effect shall be disregarded);
                    (ii) any breach of, or failure by, Seller to perform any of its covenants, agreements or other obligations contained in this Agreement; or
                    (iii) any Taxes (other than Transfer Taxes) of the Company for Pre-Closing Tax Periods, any taxes of any other Person for Pre-Closing Tax Periods for which the Company is liable by operation of law, including under Treasury Regulations Section 1.1502-6 or any comparable state, local or foreign Tax provision, any payments by the Company for tax benefits arising out of the transactions described in Note J to the 2006 Company Audited Financial Statements, and any Taxes for which the Company is liable as a result of any agreement or understanding entered into prior to the Closing Date providing for the allocation, indemnification, payment or sharing of Taxes, other than Tax allocation, indemnification, payment or sharing provisions in commercial agreements that do not relate primarily to Tax matters (such as leases);
                    (iv) any Indebtedness existing prior to the Closing that is not fully extinguished prior to or as of the Closing;
                    (v) any Company Transaction Expenses paid by the Company or Purchaser subsequent to the Closing; “Company Transaction Expenses” means the costs and expenses (including legal, accounting, investment banking, advisory and other fees and expenses) of the Company incurred but not paid prior to the close of business on the Closing Date in connection with the process of selling the Company, including with respect to this Agreement and the transactions contemplated hereby and including employee bonuses or similar payments made or triggered in connection with the transactions contemplated hereby;
                    (vi) any payments to employees required to be made pursuant to the NMCI Incentive Plan due September 2007 pursuant to the terms of such plan in effect as of the Closing;
                    (vii) (1) any Liability in respect of the termination of employment of Mr. Robert Donovan, including, but not limited to, any severance-related costs and reimbursement of any costs and expenses and (2) any Liability in respect of the CACI Matter.
               (b) Seller’s obligations to indemnify the Purchaser Indemnified Parties pursuant to Section 8.02(a)(i) shall be limited to claims for indemnification that are made in writing and received by Seller on or before the expiration of the applicable survival period referenced in Section 8.01.
               (c) For purposes of the application of Section 8.02(a)(iii) above, in the case of any Pre-Closing Tax Period that includes (but does not end on) the Closing Date (a “Straddle Period”):

                    (i) real, personal and intangible property Taxes (“property Taxes”) of the Company for the Pre-Closing Tax Period shall equal the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and
                    (ii) the Taxes of the Company (other than property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
               (d) The indemnity obligation under Section 8.02(a)(iii) in respect of Taxes for a Straddle Period shall initially be effected by payment to the Company of the excess of (i) such Taxes for the Pre-Closing Tax Period over (ii) the amount of such Taxes paid by the Company on or prior to the Closing Date. Such excess initially shall be paid to the Company no later than 30 days prior to the date on which the Tax Return with respect to the final liability for such Taxes is required to be filed. If the amount of such Taxes paid by the Company on or prior to the Closing Date exceeds the amount payable pursuant to the preceding sentence, the Company shall pay to Seller the amount of such excess within 30 days after the Tax Return with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to Section 8.02(a)(iii) with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Straddle Period Taxes.
          Section 8.03 Indemnification by Purchaser. (a) For the time periods and subject to the limitations and conditions set forth in this Article VIII, from and after the Closing, Purchaser shall indemnify and hold harmless and defend Seller and its successors and permitted assigns and each of their respective Affiliates, officers, directors and employees (individually a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all Losses that are sustained or incurred by any of the Seller Indemnified Parties and directly arise from, relate to, or result from any of the following:
                    (i) any breach of any of Purchaser’s representations or warranties contained in this Agreement or any certificate delivered pursuant hereto;
                    (ii) any breach of, or failure by, Purchaser to perform any of its covenants, agreements or other obligations contained in this Agreement; or
                    (iii) any Transfer Taxes in accordance with Section 9.04.
               (b) Purchaser’s obligations to indemnify the Seller Indemnified Parties pursuant to Section 8.03(a)(i) shall be limited to claims for indemnification that are made in writing and received by Purchaser on or before the expiration of the applicable survival period referenced in Section 8.01.
          Section 8.04 Claims Procedure. Except with respect to Third Party Claims covered by Section 8.05 and claims relating to Taxes, any Purchaser Indemnified Party or Seller Indemnified Party who wishes to make a claim for indemnification for a Loss pursuant to this Article VIII (an “Indemnified Party”) shall give written notice as contemplated by this

Agreement to each Person from whom indemnification is being claimed (an “Indemnifying Party”). Promptly after written notice of a claim has been provided as set forth above, the Indemnified Party shall supply the Indemnifying Party with all material information and documents it has in its possession regarding such claim, together with all material information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and shall provide reasonable access to the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted Loss as the Indemnifying Party shall reasonably request. The Indemnifying Party shall have a period of 30 calendar days after receipt by the Indemnifying Party of such notice and such evidence to either (i) agree to the payment of the Loss to the Indemnified Party or (ii) contest the payment of the Loss. If the Indemnifying Party does not agree to or contests the payment of the Loss within such 30-day period, then the Indemnifying Party shall be deemed not to have accepted the Loss and the parties shall negotiate in good faith to seek a resolution of such dispute for a 30-day period and, if not resolved through negotiations, then such dispute will be resolved in accordance with Section 11.03 of this Agreement. If the Indemnifying Party agrees to the payment of the Loss within such 30-day period, then it shall, within 10 Business Days after such agreement, pay to the Indemnified Party the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article VIII. Payment shall be effected by wire transfer or transfers of immediately available funds from the Indemnifying Party to an account or accounts designated in writing by the applicable Indemnified Party to such Indemnifying Party.
          Section 8.05 Third Party Claims.
               (a) Except with respect to claims related to Taxes covered by Section 9.01(c), if any Action is instituted or threatened in writing by a third party against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to claim indemnification for any Losses under this Article VIII, then such Indemnified Party shall give written notice to each Indemnifying Party promptly, and in any event no later than 10 Business Days after it has knowledge of a written assertion of liability from the third party and shall not make any admissions or acceptances; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall supply the Indemnifying Party with all material information and documents as it has in its possession regarding such claim (including court papers), together with all material information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and shall provide reasonable access to the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the Third Party Claim and asserted Loss as the Indemnifying Party shall reasonably request.
               (b) Except as otherwise provided herein, the Indemnifying Party shall have the right to conduct and control, at its own expense, through counsel of its choosing, the defense of a Third Party Claim so long as (x) the Indemnifying Party notifies the Indemnified Party that it has agreed to indemnify the Indemnified Party (subject to the limitations on indemnification set forth herein) in respect of such Third Party Claim within 20 Business Days of its receipt of the initial notice of the Third Party Claim and (y) such third party claim is fully indemnified by the Indemnifying Party (other than in respect of Losses applied to satisfy the Deductible in accordance with Section 8.06(a)). Notwithstanding anything to the contrary in this

Article VIII, Seller shall have the sole right to control the defense of any Third Party Claim (including any Action currently pending or threatened) with respect to which an Indemnified Party intends to claim indemnification for any Losses under Section 8.02(a)(vii).
               (c) The Indemnified Party shall cooperate with the Indemnifying Party to the fullest extent possible in regard to all matters relating to the Third Party Claim, including, without limitation, where the Indemnified Party has assumed the control of such Third Party Claim, with respect to corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Company, and, if necessary, providing the party controlling the defense of the Third Party Claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the Third Party Claim and its counsel to act on behalf of the other party.
               (d) Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may pay, settle or compromise a Third Party Claim without the written consent of the Indemnified Party, so long as such settlement (i) includes an unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnified Party to any monetary liability that will not be promptly paid by the Indemnifying Party or any consent order, decree or injunctive relief or other equitable remedy, and (iii) does not include a finding, statement or admission of fault, culpability or failure to act that would have an adverse effect on other claims made by or threatened against the Indemnified Party.
               (e) Notwithstanding anything to the contrary contained in this Section 8.05, none of the provisions of this Section 8.05 shall be applicable to any Tax audit, assessment, contest or other claim that is subject to the provisions of Section 9.01(c).
          Section 8.06 Limitations on Indemnification.
               (a) Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to indemnify any Purchaser Indemnified Party for any Losses pursuant to Section 8.02(a)(i) unless and until the aggregate amount of all such claims is at least $2,000,000 (the “Deductible”) (and Seller shall only be required to indemnify a Purchaser Indemnified Party for claims in excess of the Deductible). The aggregate liability of Seller or Purchaser under this Article VIII for breaches of any representations or warranties contained in this Agreement is limited to an amount equal to $30,000,000 (the “Cap”).
               (b) Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify any Purchaser Indemnified Party against any Losses arising from or relating to any claim or liability to the extent (but solely to the extent) such claim or liability is taken into account in determining the Final Closing Net Working Capital or Final Closing Petty Cash pursuant to Article II.

               (c) In valuing any Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market value, book or historical value which may have been paid by Purchaser whether or not such multiple, increase factor or other premium had been used by Purchaser at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price or its final purchase price.
               (d) The amount of any Loss subject to indemnification under this Article VIII shall be calculated net of (i) any net insurance proceeds actually received by the Indemnified Party on account of such Loss, (ii) any other payment received with respect to a Loss and (iii) any Tax benefit recognized by the Indemnified Party arising from such Loss, but only to the extent that such Tax benefit is recognized in the taxable year in which such Indemnified Party receives the indemnity payment with respect to such Loss or in a prior taxable year. The Indemnified Party shall (x) seek full recovery from any third parties and under all insurance policies covering any Loss and (y) use its commercially reasonable efforts to mitigate any actual or potential Loss, in each case to be the same extent as it would if such Loss were not subject to indemnification pursuant to the terms of this Agreement. In the event that an insurance or other recovery is made by the Indemnified Party with respect to any Loss for which it has been indemnified under this Article VIII, then a refund equal to the aggregate amount of the recovery or benefit shall be made promptly to the Indemnifying Party that provided such indemnification to the Indemnified Party.
               (e) Notwithstanding anything to the contrary contained in this Section 8.05, none of the provisions of this Section 8.05 shall be applicable to any Tax audit, assessment, contest or other claim that is subject to the provisions of Section 9.01(c).
          Section 8.07 Exclusivity of Indemnification. Except in the case of fraud or intentional misrepresentation or to enforce a Party’s right to specific performance under this Agreement, after the Closing Date, indemnification under this Article VIII shall be the sole remedy of the parties for any breach of any provision of this Agreement; provided, that Purchaser may assert its rights to indemnification under this Article VIII (subject to the applicable limitations, notice and other procedural provisions of this Article VIII) pursuant to the Cerberus Guaranty.
          Section 8.08 No Contribution or Subrogation. In connection with the matters covered by this Article VIII, no Person shall have (a) any right to indemnity or contribution from the Company, or (b) any right of subrogation against the Company with respect to any Losses or indemnification of an Indemnified Party by reason of any breach of a covenant, representation or warranty of Seller hereunder, it being agreed and acknowledged that the representations, warranties and covenants of Seller are solely for the benefit of Purchaser.
          Section 8.09 Adjustment to Final Purchase Price. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Final Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.
          Section 8.10 Environmental Remedies. Without limiting the generality of Section 8.07, Purchaser understands and agrees that its right to indemnification under Article

VIII for breach of the representations and warranties contained in this Agreement shall constitute its sole and exclusive remedy against Seller and its Affiliates with respect to any environmental, health, or safety matters relating to the past, current, or future facilities, properties, or operations associated with the Company, including without limitation any such matter arising under the Comprehensive Environmental Response, Compensation, and Liability Act, any other Environmental Laws or the common law (collectively “Environmental, Health and Safety Matters”). Subject to Section 8.07, aside from such right to indemnification, Purchaser hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Seller or any of its Affiliates, and hereby releases Seller any each of its Affiliates from any claim, demand, or liability, with respect to any Environmental, Health, or Safety Matters.
ARTICLE IX
TAX MATTERS
          Section 9.01 Tax Returns, Contests and Refunds.
               (a) Seller shall prepare or cause to be prepared, and file or cause to be filed (or, in the case of any such Tax Returns to be filed after the Closing Date, deliver to the Purchaser for filing), all Tax Returns of the Company for all Pre-Closing Tax Periods of the Company that are not also Straddle Periods and shall pay all Taxes due upon filing such Tax Returns. All such returns shall be prepared on a basis that is consistent with the manner in which Seller and the Company prepared or filed such Tax Returns for prior periods. Purchaser shall be responsible for preparing, or causing to be prepared, and filing all Tax Returns required to be filed by or on behalf of the Company for Straddle Periods and Post-Closing Tax Periods of the Company, and subject to Section 8.02(d), shall pay all Taxes due upon filing such Tax Returns. Seller shall be responsible for preparing any amended consolidated, combined or unitary Tax Returns for Pre-Closing Tax Periods that are not also Straddle Periods which are required as a result of examination adjustments made by the IRS or by the applicable Taxing Authorities for such taxable years as finally determined which Tax Returns Seller shall furnish to the Purchaser for approval (which approval shall not be unreasonably withheld), signature and filing at least 30 days prior to the due date for filing such Tax Returns.
               (b) After the Closing Date, Purchaser and Seller shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of the Company and shall make available to the other and to any taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company for all Pre-Closing Tax Periods and Straddle Periods and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.
               (c) Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or the Company of written notice of any pending or threatened Tax audits or assessments of the Company with respect to Pre-Closing Tax Periods. If Seller so requests within 30 days after receipt of such notice, Purchaser shall take all reasonable actions requested by Seller to permit Seller to defend such audit or relevant portion of such audit in the case of a

Straddle Period for the purpose of contesting any claim arising as a result of any such audit; provided, however, that (i) Seller shall have agreed to pay all reasonable costs and expenses incurred in connection with contesting such claim, (ii) if any contest of any such claim shall require the payment of the disputed Tax that is subject to indemnification by Seller, Seller shall advance the amount of such Tax on an interest-free basis and at no after-Tax cost to Purchaser, and (iii) Seller may, in its sole discretion, either pay the Tax claimed and sue for a refund or contest the claim in any permissible forum.
          Section 9.02 Tax Refunds. Any refund received for Taxes with respect to the Company for any Pre-Closing Tax Period or for the portion of a Straddle Period ending on the Closing Date shall be for the account of Seller, and the recipient of any such refund shall promptly pay to Seller the amount of any such refund upon receipt thereof.
          Section 9.03 Changes to Tax Elections, Annual Tax Accounting Periods, etc. Without the prior written consent of Purchaser, Seller and the Company shall not, to the extent it may affect or relate to the Company, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
          Section 9.04 Sales and Transfer Taxes. Purchaser shall pay and shall hold Seller harmless from and against all stock transfer Taxes, recording fees, stamp Taxes and other sales, transfer, use, excise, purchase and similar Taxes, if any, imposed in connection with or as a result of the acquisition by Purchaser of the Shares or the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). Seller shall use reasonable commercial efforts to avail itself of any available exemptions from any such Taxes requested by the Purchaser, and to cooperate with the Purchaser in providing any information and documentation that may be necessary to obtain such exemptions.
ARTICLE X
POST-CLOSING COVENANTS
          Section 10.01 Communications. From the date hereof until the Closing, Purchaser shall not distribute any communications to any employees of the Company, whether relating to employee benefits or post-Closing terms of employment or otherwise, without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed. Seller shall inform Purchaser of the contents of any written communications that Seller intends to give to any employees of the Company regarding or relating to the transactions contemplated hereby, and shall incorporate Purchaser’s reasonable comments in such communications.
          Section 10.02 Benefit Plans.
Purchaser shall give employees of the Company (“Employees”) full credit for purposes of eligibility and vesting under the employee benefit plans or arrangements maintained by the Purchaser or its Affiliates in which such Employees participate for such Employee’s service with the Seller or its benefit plans immediately prior to the Closing Date. With respect to any welfare benefit plans maintained by Purchaser for the benefit of Employees on and after the Closing Date, Purchaser shall (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of Seller and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Employees with respect to comparable plans maintained by Seller. Nothing in this Agreement shall be construed as granting the right to enforce any provision hereof to any Employee. Nothing in this Agreement shall be construed to require Purchaser to employ the Employees for any definite period of time or prohibit Purchaser from changing the terms and conditions of employment.
          Section 10.03 Director and Officer Liability; Indemnification.
               (a) If the Closing occurs, Purchaser agrees that all rights to indemnification and all limitations on liability existing in favor of any officer, director or manager of the Company, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the certificate of incorporation, by-laws or other organizational documents of the Company shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Company after the Closing in accordance with their terms. The obligations of the Company under this Section 10.03(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 10.03(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 10.03(a) applies shall be third party beneficiaries of this Section 10.03(a)). If the Closing occurs, Purchaser shall cause the Company to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 10.03(a).
               (b) For six years after the Closing, Purchaser shall, or shall cause the Company to, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Closing Date covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in no event shall Purchaser be required to expend more than an amount per year equal to 250% of current annual premiums paid by Company for such insurance (the “Maximum Amount”); provided, however, that such insurance policy may be a “tail” policy covering acts or omissions occurring at or prior to the Closing Date. In the event that any Company Indemnitee is entitled to coverage under an officers’ and directors’ liability insurance policy pursuant to this Section 10.03(b) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of the Company’s failure to maintain and fulfill its obligations pursuant to such policy as provided in this Section 10.03(b), then the Company shall pay to the Company Indemnitee such amounts and provide any other coverage or benefits as the Company Indemnitee shall have received pursuant to such policy.
               (c) In the event Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Section 10.03.
          Section 10.04 Access to Books and Records. From and after the Closing, Purchaser shall, and shall cause the Company to provide to Seller and its representatives and agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records, information and employees (without substantial disruption of employment) of the Company with respect to periods or occurrences on or prior to the Closing Date in connection with any Tax matters related to or arising out of this Agreement or the transactions contemplated hereby or any other matter requiring such books and records, information or employees for any reasonable business purposes. Unless otherwise consented to in writing by Seller, neither Purchaser nor the Company shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for the period prior to the Closing Date without first offering to surrender to Seller a copy of such books and records or any portion thereof which Purchaser or the Company may intend to destroy, alter or dispose of.
          Section 10.05 Compliance with 2006 Multimax Agreement. From and after the Closing, Purchaser shall cause the Company to comply with its obligations under the Stock Purchase Agreement, dated May 10, 2006, among the Company, the equityholders named therein, the representative named therein and Seller, which obligations were assigned by Seller to the Company pursuant to the Contribution Agreement, dated as of July 1, 2006, by and between Seller and the Company.
          Section 10.06 Releases of Seller Guarantees. Following the Closing, Purchaser will (i) use its commercially reasonable efforts to procure the release by the applicable counterparty of any continuing obligation of Seller or its Affiliates with respect to any Seller Guarantee provided, however, Purchaser shall not be required to incur out-of-pocket costs or other expenses or obligations unless de minimis in nature, and (ii) indemnify and hold harmless Seller and its Affiliates from and against any Liability directly resulting from any continuing obligation of Seller or its Affiliates with respect to any Seller Guarantee.
          Section 10.07 Confidentiality. Seller shall keep confidential, and cause its Affiliates, and its and their respective officers, directors, employees and advisors to keep confidential, all information relating to the Company, except as required by Law and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 10.07. The covenant set forth in this Section 10.07 shall terminate three years after the Closing Date. For purposes of this Section 10.07, the term “confidential information” should not include any information that (a) is or becomes generally available to the public or (b) was or becomes available to Seller, its Affiliates (other than the Company), or any of their respective officers, directors, employees and advisors on a non-confidential basis from a source other than the Company.
ARTICLE XI
GENERAL PROVISIONS

          Section 11.01 Expenses. Purchaser and Seller will each pay all of its own costs and expenses incident to the negotiation and preparation of this Agreement and to the performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including, without limitation, the fees, expenses and disbursements of its counsel and accountants.
          Section 11.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to its choice of law rules).
          Section 11.03 Consent to Jurisdiction. Each of Seller and Purchaser hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11.03. Actions for specific performance may be brought as set forth in Section 11.12.
          Section 11.04 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received (a) when delivered, if delivered personally, (b) on the day received if delivered to a private courier service providing guaranteed documented overnight service, or (c) on the date received (or if such date is not a Business Day, then on the next Business Day) if transmitted by facsimile, in each case addressed as follows:
          If to Purchaser, to:
          Harris Corporation
          1025 West NASA Boulevard
          Melbourne, Florida 32919
          Attention: Scott T. Mikuen
          Fax No.: 321-727-9222
          and
          Holland & Knight LLP
          100 North Tampa Street
          Suite 4100
          Tampa, Florida 33602
          Attention: Robert J. Grammig

          Fax No.: 813-229-0134
          If to Seller, to:
          Netco Government Services, LLC
          c/o Cerberus Capital Management, L.P.
          299 Park Avenue
          New York, New York 10171
          Attention: Lenard B. Tessler
          Fax No.: (212) 421-2958
          and
          Schulte Roth & Zabel LLP
          919 Third Avenue
          New York, New York 10022
          Attention: Stuart D. Freedman
          Fax No.: (212) 593-5955
or to such other address as the recipient party has specified by prior written notice to the sending party (which change of address notice will be deemed to have been given, delivered and received upon actual receipt thereof by the recipient party).
          Section 11.05 Successors and Assigns; Benefit; No Third Party Beneficiary.
               (a) No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign any or all of its rights and obligations hereunder, without the consent of any parties hereto, to any one or more of its Affiliates or to any lender or lenders providing debt financing to Purchaser in connection with transactions contemplated by this Agreement (or any replacement financing or refinancing thereof). No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.
               (b) This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder (including any employee of the Company), except that each Company Indemnitee shall have the right to enforce the obligations of Purchaser and the Company solely with respect to Section 10.03 hereof.
          Section 11.06 Entire Agreement; Amendments; Waiver.
               (a) This Agreement and the Exhibits and Schedules referred to herein, the Documents, the Cerberus Guaranty and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto with respect to such subject matter.
               (b) No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Agreement shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay by any party to this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to this Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.
          Section 11.07 Interpretation. Article, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to Sections of and Exhibits and Schedules to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
          Section 11.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, so that the outcome of any such modifications is an amended provision that comes closest under applicable Law to expressing the intention of the invalid or unenforceable term or provision as of the date hereof, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
          Section 11.09 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by mail and facsimile transmissions or other means of non-alterable electronic transmission.
          Section 11.10 Time. Time shall be of the essence in and for purposes of this Agreement.

          Section 11.11 Seller Disclosure Schedule. There may have been included in the Seller Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement by Seller that such items are “material” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any Section of the Seller Disclosure Schedule shall be considered to be made for purposes of all other Sections of the Seller Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Seller Disclosure Schedule is reasonably apparent from the text of such disclosure. The inclusion of any items or information in the Seller Disclosure Schedule shall not be construed as an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material or otherwise required to be scheduled as an exception from any representation, warranty or covenant. Matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by the Agreement to be disclosed in the Seller Disclosure Schedule.
          Section 11.12 Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at Law, in equity or, after the Closing, as provided in Article VIII, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.
          Section 11.13 Non-Recourse. Other than pursuant to the Cerberus Guaranty, no past, present or future director, officer, employee, incorporator, member, partner, limited partner or equityholder of Seller or Purchaser shall have any liability for any obligations or liabilities of Seller or Purchaser under this Agreement for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, except in the case of fraud or willful breach.
          Section 11.14 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
          Section 11.15 WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

[Signature page follows]

          IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

NETCO GOVERNMENT SERVICES, LLC

By: NETCO COMMUNICATIONS CORPORATION, as General Manager of Netco Government Services, LLC

	By:	/s/ John Heller

Name: John Heller
Title: Chief Executive Officer of Netco Communications Corporation

PURCHASER:

HARRIS CORPORATION

By:	/s/ Gary L. McArthur

Name: Gary L. McArthur
Title: Vice President and Chief Financial Officer